Exhibit 10.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

AMERICAN INTERNATIONAL GROUP, INC.

and

FIRST INSURANCE FUNDING CORP.

Dated as of July 28, 2009

i

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Loan Servicing Agreement
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Form of Additional Loan Purchase Letter Agreement
Exhibit G	Reassumption Price Calculation Illustrations

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT dated as of July 28, 2009 is made by and between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (“AIG”), and FIRST INSURANCE FUNDING CORP., an Illinois corporation (the “Purchaser”).
     WHEREAS, (w) AIG desires to cause A.I. Credit Corp., a New Hampshire corporation (“A.I. Credit”) and A.I. Credit Consumer Discount Company, a Pennsylvania corporation (“A.I. Credit Consumer” and, together with A.I. Credit, collectively, the “Sellers”) to sell and assign to Purchaser, and Purchaser desires to purchase from Sellers and accept assignment from Sellers of, without recourse, warranty or representation of any kind other than as specifically provided in the Transaction Documents, all of Sellers’ right, title and interest in, to and under certain loans, and the agreements and collateral relating thereto, that are identified herein, (x) Purchaser desires to assume certain of Sellers’ obligations and other liabilities relating thereto, (y) AIG desires to cause Sellers to sell to Purchaser, and Purchaser desires to purchase from Sellers and accept from Sellers without recourse, warranty or representation of any kind other than as specifically provided in the Transaction Documents, the Transferred Intellectual Property, and (z) Purchaser desires to hire certain employees of Sellers who are identified herein, and assume related obligations and enter into specified transactions in connection therewith, all upon the terms and conditions set forth herein.
     WHEREAS, in connection with this Agreement, as of the Closing: (i) AIG, the Sellers and the Purchaser shall have entered into a transition services agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”); (ii) AIG, The Bank of New York Mellon, as escrow agent (the “Escrow Agent”), the Bank of New York Mellon Trust Company, N.A., as custodian (the “Custodian”) and the Purchaser shall have entered into an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”); (iii) with respect to the Purchased Assets to be sold and assigned by Sellers to Purchaser hereunder and the Assumed Liabilities to be assumed by Purchaser hereunder, each of the Sellers and the Purchaser shall have entered into an instrument of assignment and assumption, in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”); (iv) AIG, the Sellers and the Purchaser, as servicer, shall have entered into a loan servicing agreement in the form attached hereto as Exhibit D (the “Loan Servicing Agreement”), under which the Purchaser shall, among other things, provide certain services with respect to the Escrowed Assets (as hereinafter defined); (v) as additional consideration for Purchaser’s willingness to execute, deliver and perform its obligations under this Agreement, AIG and the Purchaser shall have entered into a restrictive covenant agreement in the form attached hereto as Exhibit E (the “Restrictive Covenant Agreement”); and (vi) AIG and the Purchaser shall have entered into an additional loan purchase letter agreement in the form attached hereto as Exhibit F (the “Additional Loan Purchase Letter Agreement” and, together with the Transition Services Agreement, the Escrow Agreement, the Assignment and Assumption Agreement and the Restrictive Covenant Agreement, collectively, the “Ancillary Agreements”), under which the Purchaser shall, upon the satisfaction of certain conditions set forth therein, purchase certain additional Loans and the related Loan Documents, Loan Agreements, Loan Collateral, Loan Security Documents and any other assets related thereto that Purchaser has agreed to purchase and the related obligations and other liabilities related thereto that Purchaser has agreed to assume;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE PURCHASED ASSETS
     Section 1.1 Purchase and Sale. Upon the terms and conditions and in the manner set forth herein, at the Closing, AIG is causing each Seller to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser is accepting from such Seller, without recourse, warranty or representation of any kind other than as specifically provided in the Transaction Documents, and in each case free and clear of all Liens created by or through such Seller, other than Permitted Liens:
(x) (i) those Purchased Assets (as defined below) set forth on Schedule 1.1(x) hereto, (ii) with respect to each Escrowed Asset, to the extent not included in the Escrowed Assets, each Loan, Loan Document, Loan Agreement, Loan Collateral, Loan Security Document and any other agreement, instrument, correspondence and any other document included in the applicable Loan File in respect of such Escrowed Asset (collectively, the “Escrowed Asset Non-Legal Loan Files”), (iii) the Transferred Intellectual Property (collectively, the “Closing Date Purchased Assets”); and
(y) subject to Section 1.3(b) of this Agreement and the terms of the Escrow Agreement, those Purchased Assets set forth on Schedule 1.1(y) hereto (collectively, the “Escrowed Assets”), which pursuant to Section 2.2(b) of this Agreement AIG is causing each Seller to deliver to the Custodian for the benefit of Purchaser. Upon the applicable Escrowed Asset Release Date of an Escrowed Asset, in accordance with the terms of the Escrow Agreement and upon joint direction from AIG and Purchaser in the manner specified therein, the Custodian shall deliver to Purchaser, and Purchaser shall accept from the Custodian such Escrowed Asset (upon release from escrow, a “Released Escrowed Asset”; all such Released Escrowed Assets, together with the Closing Date Purchased Assets, collectively, the “Purchased Assets”).
For all purposes of and under this Agreement, the term “Purchased Assets” of a Seller (other than the Transferred Intellectual Property included in the Closing Date Purchased Assets) means all of such Seller’s right, title and interest, in, to and under all of the following items in existence on the Closing Date and, solely in respect of the Escrowed Assets, all of such Seller’s right, title and interest in, to and under all of the following items in existence as of the applicable Escrowed Asset Release Date (as defined below):
     (a) each loan which was made by such Seller and the rights and benefits in respect of any commitment or obligation on the part of such Seller to make any loan that has not yet been funded by such Seller on the date hereof, in each case as set forth on Schedule 1.1(x) or Schedule 1.1(y) hereto in respect of the Closing Date Purchased Assets and the Escrowed Assets, respectively (each such loan or commitment or obligation to make such a loan, a “Loan”);

     (b) each agreement, instrument and document pursuant to which a Loan was made or is to be made by such Seller and is or is to be secured (if and to the extent so secured) by (i) the cash value of or the net death benefits under the life insurance policies (the “Policies”) set forth on Schedule 1.1(b)(x)(I) or Schedule 1.1(b)(x)(II) hereto in respect of the Closing Date Purchased Assets and the Escrowed Assets, respectively or (ii) the cash value or surrender value of, or rights to payments under, the annuities set forth on Schedule 1.1(b)(y)(I) or Schedule 1.1(b)(y)(II) hereto in respect of the Closing Date Purchased Assets and the Escrowed Assets, respectively (the “Annuities”) or which was or will be entered into by or in favor of such Seller in connection with a Loan made or to be made by such Seller, and the documents pursuant to which such Seller was or will be granted a security interest in collateral to secure the Loan (collectively, the “Loan Documents”), including:
     (i) each commitment letter, loan agreement, credit agreement, indenture or other written agreement pursuant to which a Loan was made or is to be made by a Seller (each, a “Loan Agreement”);
     (ii) if any are applicable with respect to a Loan, each other “Financing Credit Application”, “Offer Letter”, “Master Promissory Note”, “Applicable State Schedule”, “Security Agreement”, “Control Agreement”, “Personal Guaranty”, “Assignment of Life Insurance Policy”, “Assignment of Annuity”, “Agreement for Security of Financial Obligations”, “Stock Pledge Agreement”, “Disclaimer and Hold Harmless Agreement”, “Direction Letter”, “Letter of Credit”, “Collateral Transfer Direction Letter”, “Default Letter”, “Renewal Letter”, “Pay Off Letter” or similar document relating to each Loan Agreement (as the applicable term may be defined or otherwise used in the Loan Agreement relating to such Loan); provided, that the foregoing shall not include any of the following (and none of the following shall be a Purchased Asset): any correspondence or other communication among the employees of any Seller or any of its Affiliates, among any Seller and any of its Affiliates or among any Seller and its legal counsel or any other representative, or any other document, file, correspondence or other book or record, except in each case as already included in a Loan File or Escrowed Asset Non-Legal Loan File at the Closing Date or the applicable Escrowed Asset Release Date, as the case may be, relating to such Loan or which AIG or any Seller has determined in good faith to be privileged or confidential to such Seller and/or any of its Affiliates; provided, further, that, notwithstanding the foregoing, the Purchased Assets shall include any such correspondence or other communication or document, file, correspondence or other book or record to the extent delivered to the Purchaser or the Custodian pursuant to Sections 2.2(a)(i), 2.2(b)(i) or 6.1(c) hereof; and
     (iii) each other agreement, instrument and document set forth on Schedule 1.1(b)(iii)(x) or Schedule 1.1(b)(iii)(y) hereto in respect of the Closing Date Purchased Assets and the Escrowed Assets, respectively;
     (c) all property of any kind, whether real or personal, tangible or intangible in which a security interest is purported to be granted under a Loan Security Document, or which is purported to have been pledged, assigned, mortgaged, delivered or transferred as security under a Loan Security Document, including cash and cash equivalents, to secure payment and performance of the obligations of an Obligor under a Loan Agreement or other Loan Document (“Loan Collateral”);
     (d) to the extent not otherwise constituting a Purchased Asset, all of the following agreements, instruments and other documents: loan pay off letters; legal opinions (to the extent assignable); UCC financing and termination statements; and other transaction documents relating to the Purchased Assets that were delivered to or by such Seller in connection with the closing of a Loan transaction, and of any amendment, modification, release, extension or waiver to, or of the terms of, any Loan Document (the foregoing collectively referred to as the “Loan Files”); provided, that, no Loan File or Escrowed Asset Non-Legal Loan File shall include any of the following (and none of the following shall be a Purchased Asset): any correspondence or other communication among the employees of any Seller or of any of its Affiliates, among any Seller and any of its Affiliates or among any Seller and its legal counsel or any other representative; or any other document, file, correspondence or other book or record, except in each case as already included in a Loan File or an Escrowed Asset Non-Legal Loan File at the Closing Date or the applicable Escrowed Asset Release Date, as the case may be, relating to such Loan or which AIG or any Seller has determined in good faith to be privileged or confidential to such Seller and/or any of its Affiliates;
     (e) any right to indemnification of either Seller, pursuant to any Loan Document with respect to any period or any event occurring prior to, the Closing Date, solely with respect to any Assumed Liability, including any right of recourse or recovery against any Person with respect to any such right to indemnification;
     (f) all judgments entered on or prior to the applicable Escrowed Asset Release Date in respect of any Escrowed Asset (i) in default on the Closing Date as set forth on Schedule 3.6(g) or (ii) with respect to which a default occurs during the period commencing on the Closing Date through the applicable Escrowed Asset Release Date in respect of such Escrowed Asset; and
     (g) all goodwill with respect to the items to be conveyed to Purchaser in accordance with the foregoing clauses (a) through (f) of this Section 1.1.
     Section 1.2 Assumption of Liabilities. Upon the terms and conditions set forth herein, at and as of the Closing, Purchaser shall assume from each Seller, and shall timely thereafter pay, perform, fulfill, discharge and otherwise satisfy in accordance with their respective terms, and AIG shall cause such Seller to sell, convey, assign, transfer and deliver to Purchaser, all of the Assumed Liabilities of such Seller, and such Seller shall have no obligation to perform any Assumed Liability and shall forever be absolutely and unconditionally released and discharged from any obligation to so perform any Assumed Liability. For all purposes of and under this Agreement, the term “Assumed Liabilities” of a Seller means:
     (a) all obligations of such Seller as set forth on the face of each Loan Document or Loan Agreement included in the Purchased Assets to which such Seller is a party; provided, however, that such obligations shall not include any obligations or liabilities of a Seller arising as a result of such Seller’s breach or non-performance of such Loan Document (collectively, the

“Breach Obligations”) on or before the Closing Date (which Breach Obligations shall be included in the Excluded Liabilities);
     (b) all liabilities for Taxes for which Purchaser is liable pursuant to Section 6.4;
     (c) such Seller’s obligations or commitments as of the Closing Date to renew and/or fund any Loan as set forth on Schedule 1.2(c) hereto; and
     (d) all of such Seller’s contingency fee obligations to third-party counsel retained by such Seller with respect to collection efforts in respect of Loan numbers 90-100729 and 91-100949 not in excess of twenty five percent (25%) of the outstanding principal balance of each such Loan as of the date hereof (such amount, the “Contingency Fee Obligation Limit”).
     For the avoidance of doubt, Purchaser shall not assume any liabilities or obligations of any kind whatsoever, whether known or unknown, of Sellers or its Affiliates other than the Assumed Liabilities (all such liabilities or obligations other than the Assumed Liabilities, collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include, but not be limited to, any liabilities or obligations of Sellers or their Affiliates (i) relating to or arising from the Excluded Assets, (ii) any Breach Obligations, (iii) any of such Seller’s contingency fee obligations to third-party counsel retained by such Seller with respect to collection efforts pursuant to Section 1.2(d) in excess of the Contingency Fee Obligation Limit, (iv) except as otherwise contemplated by Sections 1.2(a), (c) and (d), relating to or arising from any joint venture, subsidiary investment, agreement, contract, obligation, undertaking or arrangement of any kind, whether written or oral, to which a Seller or its Affiliate is a party or by which a Seller or its Affiliate may be bound or (v) except as otherwise contemplated by Sections 1.2(a), (c) and (d), otherwise relating to or arising from a Seller’s or its Affiliate’s conduct of its business or ownership of its properties and assets.
     Section 1.3 Excluded Assets; Escrowed Assets.
     (a) Excluded Assets. Notwithstanding anything to the contrary herein, AIG is not causing any Seller to convey, assign, transfer or deliver, and no Seller is selling, conveying, assigning, transferring or delivering to Purchaser, and Purchaser is not purchasing or accepting from such Seller, any of such Seller’s right, title or interest in, to or under any Excluded Asset. For all purposes of and under this Agreement, the term “Excluded Assets” means collectively, any asset not specifically set forth in Section 1.1 hereof, including, without limitation, (A) all minute books, organizational documents, stock registers and such other books and records of Sellers as pertain to ownership, organization or existence of Sellers and duplicate copies of such records as are necessary to enable Sellers to file tax returns and reports, (B) except for the Transferred Intellectual Property, all Intellectual Property rights of AIG, the Sellers and their Affiliates, (C) all confidential personnel and medical records or files pertaining to any employees, including, without limitation, the Specified A.I. Credit Employees, (D) any documents that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained documents that relate to the Purchased Assets or the Assumed Liabilities; (E) except for the Transferred Intellectual Property, any information management systems of Sellers; (F) documents relating to proposals to acquire all or a material portion of the

Purchased Assets by Persons other than Purchaser, (G) all tax returns and financial statements of Sellers and the business and all records (including working papers) related thereto, (H) any claim, right or interest of Sellers, as applicable, in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, (I) all of Sellers’ rights, causes of action, claims, credits, demands or rights of set off against third parties relating to or otherwise in respect of any Purchased Asset or Assumed Liability to the extent arising out of events occurring prior to the Closing Date (other than any of such rights, causes of action, claims, credits, demands or rights of set-off against third parties in respect of which either Seller has exercised any remedies and for which a deficiency balance exists with respect to a Purchased Asset), (J) all Reassumed Assets as of the Reassumption Date and (K) all rights that accrue to AIG or Sellers under this Agreement.
     (b) Escrowed Assets.
          (i) Escrow Deliveries.
     (A) Closing Deliveries. At the Closing, (A) AIG is causing Sellers to deliver to the Custodian for the benefit of Purchaser, to be held in escrow by the Custodian, each of the Escrowed Assets in accordance with Section 2.2(b) hereof, and (B) Purchaser is remitting to the Escrow Agent for the benefit of Sellers, for deposit into the Purchase Price Escrow Account in accordance with Section 2.3(b) hereof, the Estimated Escrowed Assets Purchase Price, subject to adjustment as provided in Section 1.5 hereof, in each case, to be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement, and subject, in each case, to liens granted pursuant to the Escrow Agreement (x) by AIG to the Purchaser with respect to the Purchase Price Escrow Account and (y) by Purchaser to AIG with respect to the Escrowed Assets Escrow Account, the Escrowed Assets and the Escrowed Asset Non-Legal Loan Files, in each case to secure their respective obligations under this Section 1.3(b) and under the Escrow Agreement and the Loan Servicing Agreement.
     (B) Funding Loans Included in the Escrowed Assets; Deliveries During the Escrowed Asset Transfer Period. Other than in respect of renewal fundings of Loans set forth on Schedule 1.2(c) hereto scheduled to renew and require an additional funding within forty five (45) days following the Closing Date (which are the subject of Section 6.9 hereof and shall be funded by the Purchaser in accordance with Section 6.9 hereof), if within one hundred twenty (120) days of the Closing Date, Purchaser requests that AIG or either Seller, as an accommodation to Purchaser, make an AIG Funding to the applicable Borrower of any Loan included in the Escrowed Assets that requires an additional funding in respect of the renewal of such Loan during such one hundred twenty (120) day period, then (1) AIG shall or shall cause the applicable Seller or either of their respective Affiliates make such AIG Funding to the applicable Borrower on the date and to the account specified in a notice to AIG from Purchaser, such notice to be delivered to AIG by Purchaser not less than ten (10) Business Days prior to the requested funding date and (2) Purchaser shall deposit an amount equal to one hundred percent (100%) of such AIG Funding into the Purchase Price Escrow

Account (any such deposit, an “Additional Purchaser Deposit”) on or prior to the date of such AIG Funding, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and subject to liens granted pursuant to the Escrow Agreement by AIG and Sellers to the Purchaser to secure AIG’s obligations under this Section 1.3(b) and under the Escrow Agreement and the Loan Servicing Agreement; provided, however, that prior to any such request that AIG or either Seller make an AIG Funding during such period, Purchaser shall use its reasonable efforts to make the required funding to the applicable Borrower.
     (ii) Required Consents. With respect to each such Escrowed Asset, AIG shall cause each Seller and each of their respective Affiliates to use, and Purchaser shall and shall cause its respective Affiliates to use, their respective reasonable efforts to cooperate with each other for a period ending upon the earlier to occur of (A) the date that is fifteen (15) months following the Closing Date or (B) the date upon which all Escrowed Assets have been released in accordance with the terms of the Escrow Agreement (such period, the “Escrowed Asset Transfer Period”) in endeavoring to obtain each of the third party consents and approvals set forth on Schedule 1.3(b)(ii) hereto (the “Required Consents”); provided, however, that except as set forth in Section 6.4(a), such efforts shall not require Sellers, AIG or any of their respective Affiliates to provide any financial accommodation or to remain secondarily, contingently or otherwise liable for any Assumed Liability to obtain any such Required Consent.
     (iii) Special Rules for Letters of Credit. With respect to any Letter of Credit included in the Loan Collateral for an Escrowed Asset, a Required Consent shall be deemed to have been obtained upon (A) receipt of any consent required to change the beneficiary of a Letter of Credit included in the Loan Collateral to the Purchaser and an effective assignment of such Letter of Credit to the Purchaser, (B) any renewal or new loan made by the Purchaser in connection with which the beneficiary of a Letter of Credit included in the Loan Collateral is changed to the Purchaser, (C) in connection with the servicing, renewal or collection by Purchaser of a Loan contained in the Escrowed Assets, a complete draw of the principal amount of such Letter of Credit upon instruction from Purchaser to the applicable Seller, upon which Seller shall hold such amount in trust and immediately deposit it into the Escrowed Assets Escrow Account, (D) the expiration of such Letter of Credit as permitted to occur by Purchaser in connection with the servicing, renewal or collection by Purchaser of a Loan contained in the Escrowed Assets, or (E) the replacement of such Letter of Credit by another form of eligible Loan Collateral reasonably satisfactory to Purchaser, which does not require consent for assignment to Purchaser or for which any Required Consent has been obtained.
     (iv) Novation of Assumed Liabilities. Purchaser shall, and AIG shall cause Sellers to, use their respective reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Assumed Liabilities to Purchaser or to obtain in writing the unconditional release of Sellers and their respective Affiliates so that, in any such case, Purchaser shall be solely responsible for such Assumed Liabilities.

     (v) Servicing of Escrowed Assets. In the event and to the extent that any Required Consent to the assignment or change of beneficiary of an Escrowed Asset cannot be or has not been obtained, such Escrowed Asset shall be held, as of and from the Closing Date until the last day of the Escrowed Asset Transfer Period (such date, the “Escrowed Asset Transfer Cut-Off Date”) by the Custodian. Purchaser shall perform all covenants and obligations with respect to each Escrowed Asset at Purchaser’s sole cost and expense until such Escrowed Asset is released from escrow pursuant to the terms of the Loan Servicing Agreement and the Escrow Agreement, including, without limitation, to take or cause to be taken such actions to effect collection of money or other consideration that becomes due and payable in respect of such Escrowed Assets. Purchaser shall, if applicable, promptly pay over to the Escrow Agent to be held in the Escrowed Assets Escrow Account in accordance with the terms of the Escrow Agreement and the Loan Servicing Agreement, all money or other consideration received by Purchaser in respect of such Escrowed Assets. Purchaser hereby agrees to indemnify and hold AIG, Sellers and their respective agents, successors and assigns harmless from and against any and all liabilities, costs, expenses and Losses based upon, arising out of or relating to such Escrowed Assets.
     (vi) Receipt of Required Consents.
     (A) In the event and to the extent that all Required Consents in respect of any Escrowed Asset are received or deemed received pursuant to Sections 1.3(b)(ii) and (iii) on or prior to the Escrowed Asset Transfer Cut Off Date, then the party entitled to give notice of such receipt or deemed receipt under the Loan Servicing Agreement shall deliver to the other party a certificate in the form of Exhibit 1.3(b)(vi)(A) hereto, certifying that each Required Consent in respect of such Escrowed Asset has been obtained or is deemed to have been obtained in accordance with this Agreement (including reasonable supporting documentation in respect thereof) (each, a “Required Consents Certification”), as promptly as practicable, and in any event, not more than five (5) Business Days following the obtaining or the deemed obtaining of the last such Required Consent in respect of such Escrowed Asset. If the recipient party disagrees in good faith with the Required Consents Certification, then the recipient party shall notify the delivering party in writing (any such notice, a “Required Consents Notice of Disagreement”) of such disagreement within five (5) Business Days following receipt of such Required Consents Certification setting forth in reasonable detail the basis for the disagreement described therein. If no such Required Consents Notice of Disagreement is received by the delivering party within such five (5) Business Day period, then such Required Consents Certification shall be deemed to have been accepted by the recipient party and shall become final and binding on all parties hereto.
     (B) In the event the recipient party provides any such Required Consents Notice of Disagreement to the delivering party within such five (5) Business Day period, AIG and the Purchaser shall cooperate in good faith for a period of ten (10) Business Days to appoint an arbitrator with substantive life premium finance industry experience mutually agreeable to AIG and the

Purchaser (the “Arbitrator”) for review and resolution of any and all disputed matters contained in such Required Consents Notice of Disagreement. If AIG and the Purchaser are unable to mutually agree on selecting such an Arbitrator within such ten (10) Business Day period, then AIG and the Purchaser shall promptly jointly request the American Arbitration Association to, within five (5) Business Days of such request, appoint an Arbitrator. AIG and the Purchaser shall instruct the Arbitrator that it should undertake such review and resolution, and deliver written notice thereof to AIG and the Purchaser, within ten (10) Business Days after the matter has been referred to the Arbitrator. The opinion of the Arbitrator as to whether all Required Consents in respect of such Escrowed Asset have been obtained or are deemed to have been obtained in accordance with the terms of this Agreement as reflected in the corresponding Required Consents Certification shall be final and binding on the parties hereto and all reasonable costs and expenses of such arbitration (including the fees of the Arbitrator) shall be paid in full by the unsuccessful party.
     (C) As promptly as practicable, and in any event not more than two (2) Business Days following such Required Consents Certification becoming final and binding on the parties hereto in accordance with the foregoing, the Purchaser shall deliver a written notice to AIG setting forth the Escrowed Assets to be released in accordance with clause (1) below and Purchaser’s calculation of the amounts due to either party in accordance with clauses (2) and (3) below (including reasonable supporting documentation in respect thereof) (each, a “Released Escrowed Assets Certification”), and if AIG disagrees in good faith with such Released Escrowed Assets Certification, then AIG shall notify Purchaser in writing (each, a “Released Escrowed Assets Certification Notice of Disagreement”) of such disagreement within five (5) Business Days following Purchaser’s delivery of any Released Escrowed Assets Certification. The Released Escrowed Assets Certification Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. If no Released Escrowed Assets Notice of Disagreement is received by Purchaser within such five (5) Business Day period, then such Released Escrowed Assets Certification shall be deemed to have been accepted by AIG and shall become final and binding on the parties hereto. During the five (5) Business Day period immediately following the delivery of a Released Escrowed Assets Certification Notice of Disagreement, AIG, on the one hand, and Purchaser, on the other hand, shall attempt in good faith to resolve any differences that they may have with respect to any matter specified in the Released Escrowed Assets Certification Notice of Disagreement. If AIG, on the one hand, and Purchaser, on the other hand, are able to resolve all of such differences within such five (5) Business Day period following such delivery of a Released Escrowed Assets Certification Notice of Disagreement, then the Released Escrowed Assets Certification, as adjusted to reflect such resolution, shall become final and binding on the parties hereto. If AIG, on the one hand, and Purchaser, on the other hand are unable to resolve all of such differences within such five (5) Business Day period, then any item that remains in dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 1.3(b)(vii)(E). As promptly as practicable, and in any event not more than two (2) Business Days following such Released Escrowed Assets Certification becoming final and binding on the parties hereto in accordance with this Section 1.3(b)(vi)(C) or Section 1.3(b)(vii)(E), Purchaser and AIG shall jointly direct the Escrow Agent and the Custodian, as applicable in writing in the form attached hereto as Exhibit 1.3(b)(vi)(C) to, within five (5) Business Days following the Escrow Agent’s and the Custodian’s receipt thereof (each such date, an “Escrowed Asset Release Date”), (1) deliver each such Escrowed Asset to the Purchaser in accordance with the terms of the Escrow Agreement, (2) to the extent applicable in respect of such Escrowed Asset, remit to Purchaser by wire transfer of immediately available funds, the aggregate amount collected in respect of such Escrowed Asset and deposited by the Escrow Agent in the Escrowed Assets Escrow Account in accordance with the terms of the Escrow Agreement prior to the Escrowed Asset Release Date (whether any portion of such aggregate amount constitutes principal of, interest on, or any other fee or other amount in respect of, such Escrowed Asset), including for purposes of this clause (2), all proceeds realized in respect of any Loan Collateral relating to such Escrowed Asset and any applicable Post-Closing Prepaid Interest Amount (to the extent actually received by the Escrow Agent prior to the related Escrowed Asset Release Date), together with any Escrow Earnings accrued on such amounts, and (3) remit from the Purchase Price Escrow Account by wire transfer of immediately available funds to an account specified in writing by AIG, (x) the Purchase Price payable in respect of such Escrowed Assets as finally determined in accordance with Sections 1.4 and 1.5 hereof and (y) any applicable Additional Purchaser Deposit in respect thereof, together with any Escrow Earnings accrued on such portion of the Purchase Price and any applicable Additional Purchaser Deposit through the applicable Escrowed Asset Release Date.
     (vii) No Receipt of Required Consents.
     (A) In the event and to the extent that any Required Consent in respect of any Escrowed Asset has not been received prior to the Escrowed Asset Transfer Cut Off Date, then (1) AIG’s and the applicable Seller’s and Purchaser’s obligations pursuant to Section 1.3(b)(ii) through (v) hereof shall terminate as of the Escrowed Asset Transfer Cut Off Date, (2) such Seller shall reassume and become the sole owner of any such Escrowed Asset (each, a “Reassumed Asset”) as of the day immediately following the Escrowed Asset Transfer Cut Off Date or such later date as may be necessary to resolve any outstanding dispute in respect of any Required Consents Certification delivered by AIG to the Purchaser prior to the Escrowed Assets Transfer Cut-Off Date in accordance with Section 1.3(b)(vi) hereof (such date, the “Reassumption Date”), (3) Purchaser’s, the Escrow Agent’s and the Custodian’s interest in such Reassumed Asset shall immediately terminate and be released in full upon the Reassumption Date, without any further action or the execution of any further instrument by any Person, (4) any Escrowed Asset Non-Legal Loan File previously delivered to the Purchaser in accordance with the terms of this Agreement shall be held in trust by the Purchaser for the benefit of Sellers until returned to the applicable Seller in accordance with the terms of this

Agreement and (5) Purchaser shall execute and deliver to AIG or the applicable Seller for delivery to the applicable Insurer, a notice from the Purchaser to each applicable Insurer notifying such Insurer of the assignment to AIG or the applicable Seller of Purchaser’s security interest in the Policies or Annuities issued by such Insurer, which security interest is to be assigned hereunder as of the Reassumption Date in respect of any Reassumed Asset, in substantially the form(s) attached as Exhibit 1.3(b)(vii)(A) hereto, dated as of the Reassumption Date in respect of Policies and Annuities securing Loans that constitute Reassumed Assets. Notwithstanding the foregoing, in the event and to the extent that at any time prior to the Reassumption Date either AIG, Purchaser or Sellers determine that an Obligor under any Escrowed Asset is a person or entity with whom Persons subject to United States jurisdiction are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury (including those named on OFAC’s List of Specially Designated Nationals and Blocked Persons, as amended from time to time) or pursuant to any Law, including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism and such restriction with respect to such Obligor continues to be in effect on the Reassumption Date, then (1) the related Escrowed Asset shall not become a Reassumed Asset and the applicable Seller shall not reassume such Escrowed Asset, (2) the Purchaser shall conclusively be deemed, without any further action on its part, to have irrevocably and unconditionally waived Seller’s obligations pursuant to this Section 1.3(b)(vii) to reassume such Escrowed Asset, irrespective of whether the related Required Consents have been obtained with respect to such Escrowed Asset and (3) AIG and the Purchaser shall promptly jointly direct the Escrow Agent and the Custodian, as applicable in writing in accordance with Section 1.3(b)(vi)(C) hereof and the terms of the Escrow Agreement to release such Escrowed Asset and other applicable amounts from escrow to the Purchaser and to remit the applicable portion of the Purchase Price and other applicable amounts to the applicable Seller.
     (B) As promptly as practicable, but in any event within five (5) Business Days following the Reassumption Date, Purchaser shall prepare and deliver to AIG and Sellers a written schedule (the “Reassumption Date Loan Value Schedule”) setting forth Purchaser’s calculation of the Reassumption Date Loan Value in respect of each Loan included in the Reassumed Assets as of the Reassumption Date. AIG shall and shall cause Sellers to cooperate with Purchaser to permit Purchaser to prepare the Reassumption Date Loan Value Schedule. Such cooperation shall include providing Purchaser and its agents and representatives with reasonable access to all books and records in Sellers’ (or any of their respective Affiliates’) possession relating to the Reassumed Assets, and with reasonable access to the personnel of Sellers and their respective Affiliates.
     (C) As promptly as practicable, and in any event not more than two (2) Business Days following the date upon which the Reassumption Date Loan Value Schedule becomes final and binding on the parties hereto in accordance with

Section 1.3(b)(vii)(D) or (E), (I) Purchaser shall deliver to the applicable Seller each Escrowed Asset Non-Legal Loan File (together with each Loan, Loan Document, Loan Agreement, Loan Collateral, Loan Security Document and any other agreement, instrument, correspondence and any other document included in such Escrowed Asset Non-Legal Loan File on or after the Closing Date) and (II) Purchaser and AIG shall jointly direct the Escrow Agent and the Custodian, as applicable in writing in the form attached hereto as Exhibit 1.3(b)(vii)(C) to (whether by physical delivery of such Reassumed Assets and of any other documents or assets to the address specified by the applicable party or, in respect of any required payment, by wire transfer of immediately available funds to the account specified by the applicable party, as the case may be), within five (5) Business Days of receipt of such notice by the Escrow Agent and the Custodian, as applicable (such date, the “Reassumption Transfer Date”), take the following actions:
     (1) In respect of any such Reassumed Asset that is a Loan (each, a “Reassumed Loan”), the Escrow Agent shall remit to Purchaser an amount equal to the sum of (x) (I) the aggregate Reassumed Loan Price in respect of each Reassumed Loan plus (II) an amount equal to any applicable Purchaser Funding outstanding as of the Reassumption Date and Additional Purchaser Deposit less (III) any applicable Valuation Adjustment Amount from the Purchase Price Escrow Account less (IV) any principal remitted by the Borrower in respect of any AIG Funding (it being understood that any payments of principal by a Borrower remitted with respect to any Loan that is an Escrowed Asset during the Escrowed Asset Transfer Period shall first be applied against the applicable Loan’s existing principal balance outstanding as of the Closing Date and next to any AIG Funding or Purchaser Funding) (such amount, the “Reassumption Price”) and (y) the aggregate amount collected in respect of all Reassumed Loans and deposited by the Escrow Agent in the Escrowed Assets Escrow Account in accordance with the terms of the Escrow Agreement on or prior to the Escrowed Assets Transfer Cut-Off Date (whether any portion of such aggregate amount constitutes principal of, interest on, or any other fee or other amount in respect of, such Reassumed Loan), including for purposes of this clause (y), all proceeds realized in respect of any Loan Collateral relating to such Reassumed Loan and any applicable Post-Closing Prepaid Interest Amount (to the extent actually received by the Escrow Agent prior to the related Escrowed Asset Transfer Cut-Off Date, together with any Escrow Earnings accrued on such amounts. In the event and to the extent that the aggregate Reassumption Price is greater than the cash balance of funds held in the Purchase Price Escrow Account as of the Reassumption Transfer Date, then AIG shall or shall cause Sellers to remit an amount equal to such excess to the Purchaser within five (5) Business Days of the Reassumption Transfer Date by wire transfer of immediately available funds to the account specified by the Purchaser in writing to AIG. In the event and to the extent that the aggregate Reassumption Price calculated in accordance with the foregoing is a negative amount, then AIG shall direct the Escrow Agent to or the Purchaser shall, as the case may be, remit the absolute value of such amount by wire transfer of immediately available funds to the account specified by AIG in writing to the Escrow Agent or the Purchaser, as the case may be.
     (2) The Escrow Agent and the Custodian shall deliver to the applicable Seller any and all such Reassumed Assets and any other documents or assets delivered to the Escrow Agent or the Custodian, as the case may be, pursuant to Section 2.2(b) hereof and remit to the applicable Seller an amount equal to the amount by which the cash balance of funds held in the Purchase Price Escrow Account (which shall include any Escrow Earnings accrued on the Purchase Price, as finally determined in accordance with Sections 1.4 and 1.5 hereof and deposited into the Purchase Price Escrow Account in accordance with the terms of the Escrow Agreement) as of the Reassumption Transfer Date exceeds the aggregate Reassumption Price remitted to the Purchaser pursuant to Section 1.3(b)(vii)(C)(1) hereof. In the event and to the extent that the aggregate Reassumption Price is a negative amount or there are insufficient funds held in the Purchase Price Escrow Account as of the Reassumption Transfer Date to remit to the applicable Seller an amount equal to the Escrow Earnings accrued on the Purchase Price in accordance with the immediately preceding sentence, then the Purchaser shall remit an amount equal to the sum of (x) the absolute value of the amount by which the Reassumption Price is less than zero dollars ($0) and (y) any amount by which funds held in the Purchase Price Escrow Account are insufficient to remit to the applicable Seller the Escrow Earnings accrued on the Purchase Price by wire transfer of immediately available funds to the account specified by AIG in writing to the Purchaser within five (5) Business Days of the Reassumption Transfer Date.
     Attached as Exhibit G hereto for illustrative purposes only are examples of certain Reassumption Price calculations.
     (D) If AIG disagrees in good faith with the Reassumption Date Loan Value Schedule, then AIG shall notify Purchaser in writing (the “Reassumption Price Notice of Disagreement”) of such disagreement within fifteen (15) days following Purchaser’s delivery of the Reassumption Date Loan Value Schedule. The Reassumption Price Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. If no Reassumption Price Notice of Disagreement is received by Purchaser within such fifteen (15) day period, then the Reassumption Date Loan Value Schedule shall be deemed to have been accepted by AIG and shall become final and binding on the parties hereto. During the fifteen (15) day period immediately following the delivery of the Reassumption Price Notice of Disagreement, AIG, on the one hand, and Purchaser, on the other hand, shall attempt in good faith to resolve any differences that they may have with respect to any matter specified in the Reassumption Price

Notice of Disagreement. If AIG, on the one hand, and Purchaser, on the other hand, are able to resolve all of such differences within fifteen (15) days following such delivery of the Reassumption Price Notice of Disagreement, then the Reassumption Date Loan Value Schedule, as adjusted to reflect such resolution, shall become final and binding on the parties hereto. If AIG, on the one hand, and Purchaser, on the other hand, are unable to resolve all of such differences within such fifteen (15) day period, any item remaining in dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 1.3(b)(vii)(E).
     (E) Dispute Resolution Procedures. If AIG, on the one hand, and Purchaser, on the other hand, are unable to resolve (i) within five (5) Business Days following delivery of any Released Escrowed Assets Certification Notice of Disagreement all differences thereunder, or (ii) within fifteen (15) days following delivery of any Reassumption Price Notice of Disagreement all differences thereunder, as the case may be, then AIG and Purchaser shall submit the applicable Released Escrowed Assets Certification or Reassumption Date Loan Value Schedule, as the case may be, to the Independent Accountant (selected in accordance with the procedures set forth in Section 1.5(b) hereof) for review and resolution of any and all matters that remain in dispute with respect to such Released Escrowed Assets Certification Notice of Disagreement or the Reassumption Price Notice of Disagreement, as the case may be, and the opinion of the Independent Accountant as to the applicable Released Escrowed Assets Certification or the Reassumption Date Loan Value Schedule, as the case may be, shall be final and binding on the parties hereto. AIG shall and shall cause Sellers to, and Purchaser shall provide the Independent Accountant with reasonable cooperation and reasonable access to permit such review and resolution; provided, however, that the accountants of AIG and Sellers will not be obligated to make any work papers available to the Purchaser unless and until the Purchaser and the Independent Accountant have signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. AIG and Purchaser shall instruct the Independent Accountant that it should undertake such review and resolution, and deliver written notice thereof to AIG and Purchaser, within thirty (30) days after the matter has been referred to the Independent Accountant. The scope of the Independent Accountant’s engagement (which shall not be an audit) shall be limited to the resolution of the disputed items expressly described in the applicable Released Escrowed Assets Certification Notice of Disagreement or Reassumption Price Notice of Disagreement, as the case may be, and the recalculation, if any, of (I) the Escrowed Assets to be released and the amounts payable to either party, each in accordance with Section 1.3(b)(vi)(C) or (II) the Reassumption Price, as the case may be, in light of such resolution in accordance with this Section 1.3(b)(vii)(E). The Independent Accountant shall have no authority to review or raise items not expressly identified in any Released Escrowed Assets Certification Notice of Disagreement or Reassumption Price Notice of Disagreement, as the case may be. If the Independent Accountant is engaged pursuant to this Section 1.3(b)(vii)(E), the fees and expenses of the

Independent Accountant shall be borne equally by AIG (on behalf of Sellers), on the one hand, and Purchaser, on the other hand.
     Section 1.4 Purchase Price. The initial aggregate purchase price for the Purchased Assets, including the Transferred Intellectual Property is SIX HUNDRED SEVENTY NINE MILLION FIVE HUNDRED ONE THOUSAND EIGHT DOLLARS ($679,501,008.00) (the “Initial Purchase Price”), but is subject to adjustment as provided in Section 1.5 hereof (as so adjusted, the “Purchase Price”). The Initial Purchase Price equals, in the aggregate, the Initial Loan Value of each Loan contained in the Purchased Assets multiplied by the Purchase Price Percentage in respect of such Loan. Schedule 1.4 hereto (the “Initial Loan Value Schedule”) sets forth the calculation of the Initial Loan Value in respect of each Loan. At the Closing, Purchaser shall (i) pay the Initial Purchase Price in respect of the Closing Date Purchased Assets with respect to which there are no Escrowed Assets related thereto (such amount, the “Estimated Closing Date Purchased Assets Purchase Price”) to Sellers, (ii) deposit on behalf of Sellers an amount equal to the Initial Purchase Price in respect of the Escrowed Assets and the Closing Date Purchased Assets related thereto (such amount, the “Estimated Escrowed Assets Purchase Price” and, together with the Estimated Closing Date Purchased Assets Purchase Price, collectively, the “Estimated Purchase Price”) in the Purchase Price Escrow Account to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, and (iii) assume the Assumed Liabilities from Sellers. Sellers shall accept (x) the Estimated Closing Date Purchased Assets Purchase Price from Purchaser, and (y) the Estimated Escrowed Assets Purchase Price delivered by Purchaser to the Escrow Agent for deposit into the Purchase Price Escrow Account to be held and released in accordance with the terms of the Escrow Agreement and the assumption of the Assumed Liabilities by Purchaser, in full payment for the Purchased Assets, including the Transferred Intellectual Property, subject to any adjustment as provided in Section 1.5(c) hereof. The Estimated Purchase Price is payable in the manner provided in Sections 2.3(a)(i) and 2.3(b) hereof.
     Section 1.5 Purchase Price Adjustment.
     (a) As promptly as practicable, but in any event within thirty (30) calendar days following the Closing Date, Purchaser shall prepare and deliver to AIG and Sellers a schedule (the “Closing Date Loan Value Schedule”) setting forth Purchaser’s calculation of the Closing Date Loan Value. The Closing Date Loan Value shall be calculated in the same manner as the Initial Loan Value, using accounting procedures and practices consistent with those used to calculate the Initial Loan Value, including the same Purchase Price Percentage in respect of each Loan. AIG shall and shall cause Sellers to cooperate with Purchaser to permit Purchaser to prepare the Closing Date Loan Value Schedule. Such cooperation shall include providing Purchaser and its agents and representatives with reasonable access to all books and records in Sellers’ (or any of their respective Affiliates’) possession relating to the Purchased Assets, and with reasonable access to the personnel of Sellers and their respective Affiliates.
     (b) If AIG disagrees in good faith with the Closing Date Loan Value Schedule, then AIG shall notify Purchaser in writing (the “Notice of Disagreement”) of such disagreement within fifteen (15) days following Purchaser’s delivery of the Closing Date Loan Value Schedule. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. If no Notice of Disagreement is received by Purchaser within such fifteen (15) day period, then the Closing Date Loan Value Schedule shall be deemed to have been accepted by AIG and shall become final and binding on the parties hereto. During the fifteen (15) day period immediately following the delivery of a Notice of Disagreement in accordance with the first two sentences of this Section 1.5(b), AIG, on the one hand, and Purchaser, on the other hand, shall attempt in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If AIG, on the one hand, and Purchaser, on the other hand, are able to resolve all of such differences within fifteen (15) days following such delivery of the Notice of Disagreement, then the Closing Date Loan Value Schedule, as adjusted to reflect such resolution, shall become final and binding on the parties hereto. If AIG, on the one hand, and Purchaser, on the other hand, are unable to resolve all of such differences within fifteen (15) days following such delivery of the Notice of Disagreement, then AIG and Purchaser shall submit the Closing Date Loan Value Schedule to KPMG LLP (the “Independent Accountant”) for review and resolution of any and all matters that remain in dispute with respect to the Notice of Disagreement, and the opinion of the Independent Accountant as to the Closing Date Loan Value Schedule shall be final and binding on the parties hereto. In the event that KPMG LLP refuses or is otherwise unable to act as the Independent Accountant, the parties shall cooperate in good faith to appoint an independent certified public accounting firm in the United States mutually agreeable to the parties, in which event “Independent Accountant” shall mean such firm. If the parties are unable to agree on selecting such firm, then the parties promptly shall jointly request the American Arbitration Association to appoint, within ten (10) Business Days from the date of such request, an internationally recognized firm of public accountants independent of both AIG and Purchaser to serve as the Independent Accountant. AIG shall and shall cause Sellers to, and Purchaser shall provide the Independent Accountant with reasonable cooperation and reasonable access to permit such review and resolution; provided, however, that the accountants of AIG and Sellers will not be obligated to make any work papers available to the Purchaser unless and until the Purchaser and the Independent Accountant have signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. AIG and Purchaser shall instruct the Independent Accountant that it should undertake such review and resolution, and deliver written notice thereof to AIG and Purchaser, within thirty (30) days after the matter has been referred to the Independent Accountant. The scope of the Independent Accountant’s engagement (which shall not be an audit) shall be limited to the resolution of the disputed items expressly described in the Notice of Disagreement, and the recalculation, if any, of the Purchase Price in light of such resolution in accordance with this Section 1.5(b). The Independent Accountant shall have no authority to review or raise items not expressly identified in the Notice of Disagreement. If the Independent Accountant is engaged pursuant to this Section 1.5(b), the fees and expenses of the Independent Accountant shall be borne equally by AIG (on behalf of Sellers), on the one hand, and Purchaser, on the other hand.
     (c) The Purchase Price in respect of the Purchased Assets in the aggregate shall be reduced (the “Purchase Price Reduction”) by the amount, if any, that the sum of the aggregate Closing Date Loan Value of each Loan (as set forth on the final Closing Date Loan Value Schedule prepared pursuant to Sections 1.5(a) and (b)), in each case, multiplied by the applicable Purchase Price Percentage in respect of each such Loan (such amount, the “Final Closing Date Purchase Price”) is less than the Estimated Purchase Price. The Purchase Price in respect of the Purchased Assets in the aggregate shall be increased (the “Purchase Price Increase”) by the amount, if any, that the Final Closing Date Purchase Price is greater than the Estimated Purchase Price. In the event and to the extent that:
     (i) any Purchase Price Reduction is payable by Sellers to Purchaser in respect of any Closing Date Purchased Assets with respect to which there are no Escrowed Assets related thereto or any Released Escrow Assets for which all applicable Required Consents have been obtained on or prior to the date upon which the Closing Date Loan Value Schedule has become final and binding on the parties hereto in accordance with Section 1.5(b) hereof, AIG shall cause Sellers to pay such applicable portion of the Purchase Price Reduction in respect of such Closing Date Purchased Assets and Released Escrowed Assets to Purchaser;
     (ii) any Purchase Price Reduction is payable by Sellers to Purchaser in respect of any Escrowed Assets (and the related Closing Date Purchased Assets) for which all applicable Required Consents have not been obtained on or prior to the date upon which the Closing Date Loan Value Schedule has become final and binding on the parties hereto in accordance with Section 1.5(b) hereof, AIG shall, as promptly as practicable, and in any event, not more than two (2) Business Days following such date, direct the Escrow Agent in writing in the form attached hereto as Exhibit 1.5(c)(ii) to release to Purchaser from the Purchase Price Escrow Account, such applicable portion of the Purchase Price Reduction in respect of such Escrowed Assets;
     (iii) any Purchase Price Increase is payable by Purchaser to Sellers in respect of any Closing Date Purchased Assets with respect to which there are no Escrowed Assets related thereto or any Released Escrow Assets for which all applicable Required Consents have been obtained on or prior to the date upon which the Closing Date Loan Value Schedule has become final and binding on the parties hereto in accordance with Section 1.5(b) hereof, Purchaser shall pay such applicable portion of the Purchase Price Increase in respect of such Closing Date Purchased Assets and Released Escrowed Assets to the applicable Seller; and
     (iv) any Purchase Price Increase is payable by Purchaser to Sellers in respect of any Escrowed Assets (and the related Closing Date Purchased Assets) for which all applicable Required Consents have not been obtained on or prior to the date upon which the Closing Date Loan Value Schedule has become final and binding on the parties hereto in accordance with Section 1.5(b) hereof, the Purchaser shall deliver to the Escrow Agent to be deposited in the Purchase Price Escrow Account and held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement, such applicable portion of the Purchase Price Increase in respect of such Escrowed Assets,
     In any such case of the preceding clauses (i), (ii), (iii) or (iv) of this Section 1.5(c), the applicable party shall, within three (3) Business Days after the date upon which the Closing Date Loan Value Schedule becomes final and binding in accordance with Section 1.5(b) hereof, pay by wire transfer of immediately available funds to one or more accounts designated by the party or parties or to the Purchase Price Escrow Account, as the case may be, entitled to such amount in accordance with the foregoing. If no Purchase Price Reduction or Purchase Price Increase is required by the terms hereof, then the Purchase Price shall equal the Estimated Purchase Price.

For the avoidance of doubt, there shall be no adjustment to the Purchase Price in respect of any amount payable under any Retention Bonus Agreement to any Transferred Employee in accordance with Section 6.7(c) hereof.
     Section 1.6 Allocation of Consideration; Ownership of Escrowed Items.
     (a) Allocation of Consideration. AIG shall cause each of the Sellers to, and the Purchaser shall, allocate the Purchase Price (plus any other items treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets (including the Escrowed Assets and Transferred Intellectual Property) in a manner consistent with the allocation set forth on Schedule 1.6(a) attached hereto (the “Allocation”), and, unless otherwise required by applicable Law, AIG agrees to cause the Sellers, and the Purchaser hereby agrees, to file Internal Revenue Service Form 8594, and all federal, state, provincial, local and foreign Tax Returns, in accordance with such Allocation.
     (b) Ownership of Assets and Monies Held in Escrow. The parties hereto hereby acknowledge and agree that from and after the Closing, the Purchaser, AIG and the Sellers shall treat (i) Sellers as the owners for all purposes of amounts deposited into the Purchase Price Escrow Account, subject to compliance with Section 1.3(b) of this Agreement and the lien granted by AIG and Sellers to Purchaser pursuant to the Escrow Agreement to secure AIG’s obligations under such Section 1.3(b), and (ii) the Purchaser as the owner of (x) the Escrowed Assets and the Closing Date Purchased Assets related thereto and amounts deposited into the Escrowed Assets Escrow Account, subject to compliance with Section 1.3(b) of this Agreement and the lien granted by the Purchaser to AIG pursuant to the Escrow Agreement to secure the Purchaser’s obligations under such Section 1.3(b) and (y) the Escrowed Asset Non-Legal Loan Files, subject to compliance with Section 1.3(b) of this Agreement and the lien granted by the Purchaser to AIG pursuant to the Escrow Agreement to secure the Purchaser’s obligations under such Section 1.3(b).
ARTICLE II
THE CLOSING; ESCROWED ASSET RELEASE DATES
     Section 2.1 Time and Place. The closing of the transactions contemplated by this Agreement is taking place at a closing (the “Closing”) to be held at (i) 10:00 a.m., New York City time, on the date hereof, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. For all purposes of this Agreement, the sale and assignment of (i) the Closing Date Purchased Assets by Sellers to Purchaser, and the assumption of the Assumed Liabilities by Purchaser from Sellers, pursuant to this Agreement shall be deemed effective, and as having occurred, as of 1:00 a.m., New York City time, on the Closing Date and (ii) the Released Escrowed Assets by Sellers to Purchaser, pursuant to the Escrow Agreement shall be deemed effective, and as having occurred, as of 1:00 a.m., New York City time, on and as of the applicable Escrowed Asset Release Date.

     Section 2.2 Deliveries by Sellers.
     (a) Without limiting any other provision of this Agreement, at the Closing, AIG is delivering or causing each Seller to deliver the following to Purchaser (or, as applicable pursuant to the last sentence of this Section 2.2(a), following the Closing):
     (i) the Loan Documents and Loan Files (or a copy thereof) included in the Closing Date Purchased Assets, and for the Loans included in the Escrowed Assets, each Escrowed Asset Non-Legal Loan File (or a copy thereof) relating thereto other than the Escrowed Assets which are to be delivered to the Custodian pursuant to Section 2.2(b);
     (ii) a notice from the respective Seller and Purchaser to each applicable Borrower notifying such Borrower of the sale and assignment of the respective Loan Documents to be sold and assigned by such Seller to Purchaser hereunder at the Closing, in substantially the forms attached as Exhibits 2.2(a)(ii)(x) and 2.2(a)(ii)(y) hereto, dated as of the Closing Date in respect of Loan Documents constituting Closing Date Purchased Assets and the Escrowed Assets, respectively and executed by such Seller;
     (iii) a notice from the respective Seller and Purchaser to each applicable Insurer notifying such Insurer of the assignment to Purchaser of such Seller’s security interest in the Policies or Annuities issued by such Insurer, which security interest is to be assigned hereunder at the Closing, in substantially the form(s) attached as Exhibit 2.2(a)(iii) hereto, dated as of the Closing Date in respect of Policies and Annuities securing Loans that constitute Closing Date Purchased Assets and the Escrowed Assets and executed by such Seller;
     (iv) with respect to each promissory note in favor of a Seller evidencing a Loan included in the Closing Date Purchased Assets with respect to which there are no Escrowed Assets related thereto made by such Seller, such promissory note with an indorsement thereon in substantially the form attached as Exhibit 2.2(a)(iv) hereto;
     (v) counterparts of each of the Ancillary Agreements duly executed by AIG or its applicable Affiliates and, in respect of the Escrow Agreement, duly executed by the Escrow Agent and the Custodian;
     (vi) the Transferred Intellectual Property;
     (vii) a secretary’s certificate of AIG, in substantially the form attached as Exhibit 2.2(a)(vii) hereto, that is dated as of the Closing Date and has been executed by the secretary or an assistant secretary of AIG;
     (viii) the Facilities Payment; and
     (ix) a spreadsheet setting forth the information (and related valuations) of the types set forth on Schedule 2.2(a)(ix) hereto with respect to each Loan and the related Loan Collateral included in the Closing Date Purchased Assets and the Escrowed Assets, each as of June 30, 2009 or, solely in respect of Loan number 90-101780, as of July 17, 2009.

With respect to the deliverables listed in clauses (ii) through (ix) above, AIG is delivering or causing each Seller to deliver such deliverables on the Closing Date at the Closing. With respect to the deliverables listed in clause (i) above, AIG shall cause Sellers to transfer to Purchaser, possession of such deliverables at a mutually agreeable date as soon as practicable after the Closing but in no event later than the second (2nd) Business Day following the Closing Date.
     (b) Without limiting any other provision of this Agreement, on the Closing Date, AIG is delivering or causing each Seller to deliver the following to the Custodian to be held for the benefit of the Purchaser and released by the Custodian in accordance with the terms of the Escrow Agreement:
     (i) the Escrowed Assets; and
     (ii) with respect to each promissory note in favor of a Seller evidencing a Loan included in the Escrowed Assets made by such Seller, such promissory note with an indorsement thereon in substantially the form attached as Exhibit 2.2(b)(ii) hereto.
     (c) Without limiting any other provision of this Agreement, in the event and to the extent that either Seller receives, on or following the Closing Date, any prepaid amount in respect of interest not accrued and not due and payable on or prior to the Closing Date and received by either Seller on or after the Closing Date with respect to any Loan included in the Closing Date Purchased Assets or the Escrowed Assets (any such amount, a “Post-Closing Prepaid Interest Amount” in respect of such Loan), AIG shall cause such Seller to (i) remit, within five (5) Business Days of receipt thereof, to the Escrow Agent (if at the time of such remittance such amount is with respect to an Escrowed Asset or a Closing Date Purchased Asset related thereto) by wire transfer of immediately available funds an amount equal to such Post-Closing Prepaid Interest Amount to be deposited by the Escrow Agent into the Escrowed Assets Escrow Account to be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement or (ii) remit, within five (5) Business days of receipt thereof, to the Purchaser (if at the time of such remittance such amount is with respect to a Closing Date Purchased Asset in respect of which no Escrowed Asset remains in escrow on such date or a Released Escrowed Asset) by wire transfer of immediately available funds, an amount equal to such Post-Closing Prepaid Interest Amount to the account designated in writing by the Purchaser to AIG.
     Section 2.3 Deliveries by Purchaser.
     (a) Without limiting any other provision of this Agreement, at the Closing, Purchaser is delivering the following to AIG and Sellers, as applicable:
     (i) the payment of the Estimated Closing Date Purchased Assets Purchase Price by wire transfer of immediately available funds in such amount to such account(s) designated to Purchaser by AIG;
     (ii) counterparts of each of the Ancillary Agreements duly executed by the Purchaser or its applicable Affiliates and, in respect of the Escrow Agreement, duly executed by the Escrow Agent and the Custodian; and

     (iii) a secretary’s certificate of Purchaser, in substantially the form attached as Exhibit 2.3(a)(iii) hereto, that is dated as of the Closing Date and has been executed by the secretary or an assistant secretary of Purchaser.
     (b) Without limiting any other provision of this Agreement, at the Closing, Purchaser is delivering the payment of the Estimated Escrowed Assets Purchase Price by wire transfer of immediately available funds in such amount to the Purchase Price Escrow Account to be held for the benefit of AIG and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AIG ON BEHALF OF SELLERS
     Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Purchaser by AIG prior to entering into this Agreement (the “AIG Disclosure Schedule”), AIG, on behalf of each Seller and as to (i) the Purchased Assets other than the Transferred Intellectual Property, (ii) solely as referenced in Section 3.2 and Section 3.12, the Transferred Intellectual Property, and (iii) the Assumed Liabilities each Seller is transferring to Purchaser hereunder, hereby represents and warrants to Purchaser on and as of the date hereof, as follows:
     Section 3.1 Organization and Authority of Sellers. Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Seller is a corporation duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any Purchased Assets makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. Each Seller has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its respective obligations under, each of the Transaction Documents to which it is a party. The execution and delivery by each Seller of the Transaction Documents to which such Seller is a party (or the applicable Affiliate of the Seller of each of the Transaction Documents to which the Seller or the applicable Affiliate of the Seller is a party) and the consummation by such Seller (or the applicable Affiliate of such Seller) of the transactions contemplated by, and the performance by such Seller (or the applicable Affiliate of such Seller) of its respective obligations under, the Transaction Documents have been duly authorized by all requisite action on the part of such Seller (or the applicable Affiliate of such Seller). Upon their execution and delivery the Transaction Documents will be, duly executed and delivered by each Seller to the extent a party thereto. Assuming due authorization, execution and delivery by the other parties thereto, and upon execution and delivery thereof, the Transaction Documents will constitute, the legal, valid and binding obligation of each Seller to the extent a party thereto (or the applicable Affiliate of the Seller of the Transaction Documents to which the applicable Affiliate of the Seller is a party), enforceable against such Seller (or the applicable Affiliate of such Seller) in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Enforceability Exceptions”).
     Section 3.2 No Violation; Consents. The execution and delivery by each Seller of each Transaction Document to which such Seller is or will be a party (or by the applicable Affiliate of the Seller of each of the Transaction Documents to which such Affiliate of the Seller is a party), and the consummation by such Seller (or the applicable Affiliate of such Seller) of all of the transactions contemplated hereby and thereby, including, without limitation, the sale and assignment of the Purchased Assets, including the Transferred Intellectual Property of such Seller by such Seller to Purchaser and the assumption of the Assumed Liabilities by Purchaser:
     (a) do not violate any provision of such Seller’s Organizational Documents;
     (b) except as may result from any facts or circumstances solely relating to the identity or regulatory status of Purchaser or its Affiliates and except as set forth on Schedule 3.2(b) hereto, do not require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (including, without limitation, any party to a Loan Document) (each, a “Governmental Approval”), to be obtained or made by the Sellers, except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not have a Material Adverse Effect; and
     (c) except as set forth on Schedule 3.2(c), do not violate or conflict with, or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any Lien other than a Permitted Lien upon any of the Purchased Assets, including the Transferred Intellectual Property of each Seller under, (i) any contract, license, permit, agreement or instrument to which such Seller is a party or by which such Seller or any of the Purchased Assets, including the Transferred Intellectual Property of such Seller is bound or (ii) any applicable Governmental Order or Law to which such Seller is a party or by which such Seller or any of the Purchased Assets, including the Transferred Intellectual Property of such Seller is bound, except, in the case of either clause (i) or (ii), for any such violation, conflict, breach, termination, default or acceleration which (A) is applicable solely as a result of (I) any act or omission by Purchaser or any of its Affiliates or (II) the status of any fact, event or circumstance pertaining to Purchaser or any of its Affiliates but not to any Seller or any of its Affiliates or (B) would not have a Material Adverse Effect.
     Section 3.3 Litigation. Except as set forth on Schedule 3.3 hereto, as of the date of this Agreement there are no Actions of any kind or nature pending or, to the Knowledge of each Seller, threatened in writing by any Person against such Seller relating to the Purchased Assets and the Assumed Liabilities.
     Section 3.4 Title to Purchased Assets. Except for the Transferred Intellectual Property which is the subject of Section 3.12, and except as set forth on Schedule 3.4 hereto, each Seller has good title to or a valid right to possess those Purchased Assets not held as Loan Collateral of such Seller, free and clear of all Liens, other than (a) any Liens arising as a result of the Transaction Documents and (b) Permitted Liens.

     Section 3.5 Security Interest. Except as set forth on Schedule 3.5, each Seller has a validly created, existing and perfected security interest in the Loan Collateral pledged, assigned, mortgaged, delivered or transferred as security under such Seller’s Loan Security Documents.
     Section 3.6 Loans; Loan Documents. With respect to each Loan made by a Seller:
     (a) except as set forth on Schedule 3.6(a), such Loan arose from a bona fide transaction in the Ordinary Course of Business;
     (b) a copy of each written Loan Document relating to such Loan has been made available to Purchaser;
     (c) to the extent a Loan Document is evidenced via a photocopy, scanned copy in portable document format (“pdf”), facsimile or other copy delivered via electronic means and not an original executed instrument or document, such copy or copies (i) are maintained in the Loan File or Escrowed Asset Non-Legal Loan File for such Loan, (ii) are true, complete and correct copies of the original instruments or documents as executed by the Borrower, and (iii) have not been superseded, replaced or modified by any other writing, except for any such amendment, modification, extension, renewal or confirmation of such Loan Document as maintained in the applicable Loan File or Escrowed Asset Non-Legal Loan File, as the case may be;
     (d) each Loan File and Escrowed Asset Non-Legal Loan File delivered at the Closing Date or the applicable Escrowed Asset Release Date, as the case may be, contains all correspondence or other communication, documents, files or other books and records that Sellers reasonably believe are material to the origination, servicing or renewal of such Loan; provided, that the Purchaser acknowledges and agrees that each Escrowed Asset Non-Legal Loan File does not include the applicable Escrowed Assets which would otherwise be included therein;
     (e) except as set forth in Schedule 3.6(e)(x), to the Knowledge of Sellers, each outstanding Loan constitutes the legal, valid and binding obligation of the Obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by the Enforceability Exceptions. Except as otherwise set forth in Schedule 3.6(e)(y), no Obligor named in any Loan has provided notice (whether written or, to the Knowledge of Sellers, oral) to any Seller that such Obligor intends to attempt to avoid the enforceability of any term of any Loan under any such Enforceability Exceptions or for any other reason, and no Loan is subject to any valid defense, set off or counterclaim that has been asserted (whether written or, to the Knowledge of Sellers, oral) with respect to such Loan;
     (f) except as set forth in Schedule 3.6(f), to the Knowledge of Sellers, the forms of documentation used by Sellers for the origination of Loans contain provisions enforceable against the Obligor (subject to the Enforceability Exceptions) such that the rights and remedies of the holder thereof pursuant to such provisions create a valid, binding and enforceable obligation in accordance with the express terms of the Loans (subject to the Enforceability Exceptions); and
     (g) except as set forth on Schedule 3.6(g), such Seller is not in material breach of or material default under any Loan Document relating to such Loan and to the Knowledge of the applicable Seller, no other party to any Loan Document relating to such Loan is as of the date hereof in material breach of or material default under any such Loan Document. Solely for purposes of this Section 3.6(g), a Loan will only be deemed to be in material breach or material default if (i) a Seller has received written notice of a breach or material default by such Seller under a Loan Document relating to such Loan, (ii) any payment in respect of such Loan is more than sixty (60) days past due, (iii) any Obligor thereto has failed to satisfy any other material obligation in respect thereof (including remedying of any Loan Collateral deficiency in respect thereof) for more than sixty (60) days or (iv) the applicable Seller has otherwise exercised any remedies with respect to such Loan and the Loan Collateral securing such Loan is insufficient to satisfy principal and other amounts due and payable to the applicable Seller.
     Section 3.7 Compliance With Law.
     (a) Except as set forth on Schedule 3.7(a), the Loans have been originated and serviced since June 30, 2006 in material compliance with all Laws applicable to the origination or servicing of the Loans (collectively, “Origination and Servicing Laws”), except where the failure to be in such material compliance would not result in the failure of any of the Loans to be valid, binding and enforceable in accordance with its express terms (subject to the Enforceability Exceptions).
     (b) No Seller has received any notice, whether written or, to the Knowledge of each Seller, oral, involving any matters that are unresolved as of the date hereof from any Governmental Authority regarding any actual or alleged failure of the origination or servicing of the Loans to be in material compliance with any Origination and Servicing Law and where such actual or alleged failure of the origination or servicing of the Loans to be in such material compliance would result in the failure of any of the Loans to be valid, binding and enforceable obligations in accordance with its express terms (subject to the Enforceability Exceptions).
     (c) Since June 30, 2006 there exist no facts or circumstances relating to Sellers’ compliance with all requirements for licenses, permits, exemptions, consents, waivers, authorizations, rights, franchises, orders, approvals, and registrations imposed by any Governmental Authority that would result in any of the Loans failing to be valid, binding and enforceable obligations in accordance with its express terms (subject to the Enforceability Exceptions).
     Section 3.8 Employees. Schedule 3.8 hereto lists certain employees of Sellers who, as of the date of this Agreement, have employment duties primarily related to the life insurance premium finance business of such Seller and to whom Purchaser (or one of its Affiliates) shall offer employment as of the Closing Date pursuant to Section 6.7 hereof, and indicating the date of employment, current title and compensation, and date of employment with either Seller or any Affiliate of either Seller or AIG. Each such employee set forth on Schedule 3.8 hereto is referred to herein individually as a “Specified A.I. Credit Employee” and collectively, as the “Specified A.I. Credit Employees.”

     Section 3.9 Related Party Transactions. Except as set forth in Schedule 3.9 hereto, and except for any Loan made to purchase a Policy or Annuity issued by any Affiliate of either Seller, none of the Sellers’ Related Parties, directly or indirectly:
     (a) is involved in any business arrangement or relationship with either Seller with respect to the origination or servicing of the Loans, other than employment arrangements entered into in the Ordinary Course of Business;
     (b) is a party, in respect of the origination or servicing of the Loans, to any contract currently in effect with either Seller; or
     (c) provides services or resources in respect of the origination or servicing of the Loans to either Seller.
     Section 3.10 Change in Business Relationships. Except as set forth in Schedule 3.10, no Seller has received notice (whether written or, to Sellers’ Knowledge, oral) (a) that any customer, agent, broker or business referral sources of either Seller material to the Purchased Assets intends to discontinue or materially diminish the business it does with Sellers, or (b) that any Specified A.I. Credit Employee set forth on Schedule 3.10 hereof of either Seller intends to terminate or materially alter the terms of his or her employment other than on the Closing Date in accordance with the terms of this Agreement with respect to such Specified A.I. Credit Employees. Except as set forth in Schedule 3.10, to the Knowledge of Sellers, there are no complaints or disputes (in each case set forth in writing) with any Specified A.I. Credit Employee or any customer, agent, broker or business referral source that have not been resolved which are reasonably likely to be material to the Purchased Assets.
     Section 3.11 Employee Benefits.
     (a) Schedule 3.11(a) hereto sets forth a list of all material (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, and (ii) incentive, profit sharing, stock option, stock purchase, other equity based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs, policies, agreements, arrangements and practices, in each case for the benefit of any Specified A.I. Credit Employee as of the date hereof (collectively, the “Benefit Plans”). Summaries of all such Benefit Plans have been provided or made available to Purchaser.
     (b) All contributions required to be made by the Sellers under the terms of any Benefit Plan have been timely made when due.
     Section 3.12 Transferred Intellectual Property.
     (a) Transferred System Intellectual Property. To the Knowledge of Sellers, as of the date hereof Sellers are the sole and exclusive owners of the Transferred System Intellectual Property, free and clear of all Liens, other than Permitted Liens. Since January 1, 2005, neither Seller has received any written notice from a third party alleging that the Transferred System Intellectual Property infringes or violates any Intellectual Property rights of such third party.

     (b) Transferred Life Business Intellectual Property. As of the date hereof Sellers are the sole and exclusive owners of the Transferred Life Business Intellectual Property, free and clear of all Liens, other than Permitted Liens. Other than (i) the Parent Names and Marks, (ii) third party software including open source software and (iii) know-how as may be retained by any Specified A.I. Credit Employees who do not become Transferred Employees or any other employee of either Seller, AIG or any of their respective Affiliates, the Transferred Life Business Intellectual Property includes all material Intellectual Property used predominantly in connection with originating and servicing the Loans as currently conducted by Sellers. To the Knowledge of Sellers, there is no unauthorized use, infringement or misappropriation of the Transferred Life Business Intellectual Property. Since January 1, 2005, neither Seller has received any written notice from a third party alleging that the Transferred Life Business Intellectual Property infringes or violates any Intellectual Property rights of such third party.
     (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.12 AND SECTION 3.2, THE TRANSFERRED INTELLECTUAL PROPERTY IS BEING TRANSFERRED TO PURCHASER “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”, WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     Section 3.13 OFAC. To the Knowledge of Sellers, as of July 21, 2009, no Obligor under any Closing Date Purchased Asset or Escrowed Asset is a person or entity with whom Persons subject to United States jurisdiction are restricted from doing business under regulations of OFAC of the U.S. Department of Treasury (including those named on OFAC’s List of Specially Designated Nationals and Blocked Persons, as amended from time to time, and those with whom business is prohibited or restricted under country sanction programs, such as the Cuban Asset Control Regulations) or pursuant to any Law, including, without limitation, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism. Since June 30, 2006, in accordance with Sellers practices and procedures in effect at the applicable time, Sellers have performed periodic checks of OFAC’s List of Specially Designated Nationals and Blocked Persons with respect to each Obligor under each Closing Date Purchased Asset and Escrowed Asset.
     Section 3.14 Broker’s and Advisor’s Fees. Sellers do not have any liability or obligations under any arrangement entered into by or on behalf of Sellers or any of their respective Affiliates to pay any fees or commissions to any broker, finder or advisor with respect to the consummation of the transactions contemplated by this Agreement for which Purchaser would be liable.
     Section 3.15 No Bankruptcy Event. As of the date hereof, none of AIG or Sellers expects to undertake or effect within the next ninety (90) days a voluntary Bankruptcy Event.
     Section 3.16 Disclaimer. Except for the representations and warranties contained in this Article III, and solely with respect to AIG, Section 7.9, none of AIG, the Sellers or any of their respective Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to AIG, the Sellers, their respective Affiliates, the Purchased Assets, the Assumed Liabilities, the Transaction Documents or the transactions contemplated by the Transaction Documents, including any relating to the financial condition, performance, results of operations, or assets or liabilities of any of the foregoing. Except for the representations and warranties contained in this Article III (and solely with respect to AIG, Section 7.9), (i) each of AIG and the Sellers disclaim, on behalf of itself, their respective Affiliates and their respective Representatives, any other representations or warranties, whether made by AIG, the Sellers or any of their respective Affiliates or their respective Representatives or any other Person, and (ii) each of AIG and the Sellers disclaim, on behalf of itself, their respective Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or its Affiliates or Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Purchaser or its Affiliates or Representatives by any Representative of AIG, the Sellers or any of their respective Affiliates). For the avoidance of doubt, none of AIG, the Sellers or their respective Affiliates or their respective Representatives makes any representations or warranties to the Purchaser or any other Person regarding the performance or profitability of the Purchased Assets (whether before or after Closing).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Purchaser prior to entering into this Agreement (the “Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on the face of such disclosure, the Purchaser hereby represents and warrants to AIG as of the date hereof as follows:
     Section 4.1 Organization and Authority of Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Purchaser has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents. The execution and delivery by the Purchaser of the Transaction Documents and the consummation by the Purchaser of the transactions contemplated by, and the performance by the Purchaser of its obligations under, the Transaction Documents have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon execution and delivery the other Transaction Documents will be, duly executed and delivered by the Purchaser. Assuming due authorization, execution and delivery by AIG or the Sellers (as applicable), this Agreement constitutes, and upon execution and delivery thereof, the other Transaction Documents will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
     Section 4.2 No Violation; Consents. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is or will be a party, and the consummation by Purchaser of all of the transactions contemplated hereby and thereby, including, without limitation, the purchase and acceptance of the Purchased Assets by Purchaser from Sellers, the assumption of the Assumed Liabilities by Purchaser and the making of loans, including with respect to commitments outstanding but unfunded as of the Closing Date:
     (a) do not violate any provision of Purchaser’s Organizational Documents;
     (b) except as set forth on Schedule 4.2(b) hereto, do not require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority, to be obtained or made by the Purchaser or its Affiliates, except where the failure to obtain any such consent, approval, license, permit, order, qualification, authorization of, or registration or other action would not be reasonably likely to have a Purchaser Material Adverse Effect; and
     (c) do not with or without the giving of notice or the passage of time or both, violate or conflict with, or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of (i) any contract, license, permit, note, bond, loan or credit agreement, mortgage or indenture or other agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or (ii) any applicable Governmental Order or Law to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets or properties is bound, except, in the case of either clause (i) or (ii), for any such violation, conflict, breach, termination, default, acceleration which (A) is applicable solely as a result of (I) any act or omission by any AIG or any of its Affiliates or (II) the status of any fact, event or circumstance pertaining to AIG or any of its Affiliates but not to Purchaser or any of its Affiliates or (B) does not have a Purchaser Material Adverse Effect.
     Section 4.3 Governmental Licenses and Permits.
     (a) Purchaser holds all governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations necessary or appropriate for the consummation by Purchaser of the transactions contemplated by, and the performance by the Purchaser of its obligations under, the Transaction Documents, including without limitation taking title to and holding the Loans and the Purchased Assets, assuming the Assumed Liabilities (collectively, the “Purchaser Permits”) and the making of loans, including with respect to commitments outstanding but unfunded as of the Closing Date.
     (b) All Purchaser Permits are valid and in full force and effect. Purchaser is not the subject of any pending or, to the Knowledge of Purchaser, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Purchaser Permit.
     Section 4.4 Litigation. There are no Actions pending or, to the Knowledge of Purchaser, threatened in writing by any Person against Purchaser or its Affiliates or any of their respective assets, properties or businesses (i) that question the legality of the transactions contemplated by any of the Transaction Documents or (ii) that would reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.5 Broker’s and Advisor’s Fees. None of Purchaser or any of its Affiliates has any liability or obligation under any arrangement entered into by or on behalf of Purchaser or any of its Affiliates to pay any fees or commissions to any broker, finder or advisor with respect to the transactions contemplated by this Agreement for which any of AIG or any Seller could be liable.
     Section 4.6 Securities Matters. The Loans are being acquired by the Purchaser for its own account and without a view to the public distribution or sale of the Loans or any interest in them. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Loans, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Loans. The Purchaser understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Loans other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.
     Section 4.7 Renewal of Loans. Purchaser intends that following the Closing Date, Purchaser shall fund, on the same terms and at the then existing interest rate spread above LIBOR or any other benchmark, as applicable in respect of such Loan, each renewal (whether in the form of a new loan or a renewal of an existing loan) of any Loan included in the Purchased Assets or the Escrowed Assets so long as (a) the funding of each such renewal meets Purchaser’s underwriting standards in effect at the time such Loan is up for renewal, which standards may be changed from time to time by Purchaser in its sole discretion and (b) there has been no adverse change, as determined by Purchaser in its sole discretion, in the value of such Loan or the creditworthiness of the applicable Borrower.
     Section 4.8 Compliance with Law.
     (a) The Purchaser and its Affiliates are not, and have not been, in violation of any Laws or Governmental Orders applicable to them or their respective assets, properties or businesses (including any Laws regulating the insurance premium financing business), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.
     (b) Neither the Purchaser nor its Affiliates, nor any of their respective properties or assets, is subject to any outstanding Governmental Order, except for those Governmental Orders that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.9 Investigation. The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Assets and the Assumed Liabilities and (ii) has been furnished with or given adequate access to such information about the Purchased Assets and the Assumed Liabilities as it has requested.
     Section 4.10 Disclaimer. Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any of its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Documents or the transactions contemplated by the Transaction Documents. Except for the representations and warranties contained in this Article IV, (i) the Purchaser disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Purchaser or any of its Affiliates or their respective Representatives or any other Person, and (ii) the Purchaser disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to AIG or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to AIG or its Affiliates or Representatives by any Representative of the Purchaser or any of its Affiliates).
ARTICLE V
INTELLECTUAL PROPERTY AND CONFIDENTIALITY
     Section 5.1 AIG Intellectual Property; Trade Names and Trademarks.
     (a) The Purchaser, for itself and its Affiliates, acknowledges and agrees that, except for the Transferred Intellectual Property or as set forth in the Transition Services Agreement, the Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in and to any Intellectual Property owned or licensed by AIG, the Sellers or their respective Affiliates, including the names “AIG” or “American International Group, Inc.” or “AI”, or any trade, corporate or business names, trademarks, tag lines, identifying logos, trade dress, monograms, slogans, service marks, domain names or brand names or any other name or source identifiers related thereto or employing the wording “AIG” or any “AI formative marks”, “American International-formative marks”, or any derivation or variation of the foregoing (for example, among others, AI, AI RISK, AIA, AIU, A.I. Credit as well as American International, American International Group, American International Underwriters, American International Assurance) or any confusingly similar trade name, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name or brand name or other name or source identifier (including all registrations and applications relating thereto) (collectively, the “Parent Names and Marks”), and, except as otherwise expressly provided in the Transition Services Agreement, neither the Purchaser nor any of its Affiliates shall have any rights in or to the Parent Names and Marks and neither the Purchaser nor any of its Affiliates shall (i) seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the Parent Names and Marks or that is confusingly similar thereto, (ii) contest the use, ownership, validity or enforceability of any rights of AIG or any of its Affiliates in or to any of the Parent Names and Marks, or (iii) for the avoidance of doubt have any right or license to use the Parent Names and Marks in connection with the Purchased Assets or Assumed Liabilities.
     (b) The Purchaser agrees that, except as otherwise provided in this Section 5.1 or any Ancillary Agreement, following the Closing Date, the Purchaser and its Affiliates shall not use any of the Intellectual Property owned or licensed by AIG, the Sellers or their respective Affiliates, including the Parent Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names or brand names and other name or source identifiers similar to any of the foregoing or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements. The Purchaser, for itself and its Affiliates, agrees that after the Closing Date the Purchaser and its Affiliates will not expressly, or by implication, do business as or represent themselves as AIG, the Sellers or their Affiliates, and shall use reasonable efforts to ensure that there is no confusion that the Purchaser and its Affiliates are not affiliated with AIG, Sellers or their Affiliates.
     (c) The Purchaser, on behalf of itself and its Affiliates, agrees that irreparable damage would occur if this Section 5.1 were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, AIG or any of its Affiliates (or their respective successors or assigns) shall be entitled to proceed against the Purchaser and its Affiliates in law and/or in equity for such damages or other relief as a court may deem appropriate and shall be entitled to seek a temporary restraining order and/or preliminary and final injunctive or other equitable relief, including specific performance, to prevent breaches of this Section 5.1 and, in addition to any other remedy to which they are entitled at law or in equity, to enforce specifically the terms and provisions of this Section 5.1. In the event that any Action is brought in equity to enforce the provisions of this Section 5.1, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
     (d) AIG, on behalf of itself, each of the Sellers and each of their respective Affiliates hereby acknowledges and agrees that as of the delivery of the Transferred Intellectual Property to Purchaser, Purchaser and its Affiliates shall own the Transferred Intellectual Property, have the right to create Improvements of the Transferred Intellectual Property, and to own all right, title and interest in and to such Improvements. In connection therewith, Purchaser may sell, transfer, license or assign its interests in the Transferred Intellectual Property or any such Improvements. The Purchaser, and its respective Affiliates, and their successors and assigns shall be solely responsible for and shall indemnify, defend and hold harmless AIG, each Seller and their respective Affiliates for any and all Losses caused by or related to any uses, appropriations, sales, transfers, licenses or assignments of the Transferred Intellectual Property or any Improvements thereof made after the date hereof; provided, that if and to the extent that any such Loss by AIG, Sellers or their Affiliates in respect of the Transferred Intellectual Property is caused by the breach of any representation or warranty made by AIG on behalf of Sellers in Sections 3.12(a) or (b), indemnification for such Loss shall be governed by Article VII hereof.
     (e) The Purchaser for itself and its Affiliates each hereby acknowledge and agree that as of the Closing, AIG, each of the Sellers and each of their respective Affiliates, shall retain ownership of the L3 System, have the right to create Improvements of the L3 System, and to own all right, title and interest in and to such Improvements. In connection therewith, AIG, Sellers or their Affiliates may sell, transfer, license or assign their interests in the L3 System or any such Improvements. AIG, on behalf of itself, Sellers and each of their respective Affiliates, shall be solely responsible for and shall indemnify, defend and hold harmless the Purchaser and its Affiliates for any and all Losses caused by or related to any uses, appropriations, sales, transfers, licenses or assignments of the L3 System (but, for the avoidance of doubt, not the Transferred System Intellectual Property) and any Improvements thereof made after the Closing.

     (f) For the avoidance of doubt, as between the parties, Improvements (to the Transferred System Intellectual Property in the case of Purchaser, and to the L3 System in the case of the AIG, Sellers and their Affiliates) made after the delivery of the Transferred System Intellectual Property to Purchaser, and all Intellectual Property rights therein shall be owned by the party making such Improvement. No rights are granted hereunder to either party to any Improvements made by, or on behalf of, the other party or any Intellectual Property rights therein to the extent such Improvement was made after the date hereof. The parties shall have no obligation to disclose Improvements to each other.
     Section 5.2 Confidentiality.
     (a) The terms of the confidentiality agreement, dated January 22, 2009 (the “Confidentiality Agreement”), between Purchaser and AIG are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate and be superseded by the obligations set forth in this Section 5.2. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
     (b) From and after the Closing, AIG shall (and shall cause Sellers, each of their respective Affiliates and each of their respective Representatives) on the one hand, and the Purchaser and its Affiliates shall, and shall cause their respective Representatives, on the other hand, to, maintain in strict confidence any written, oral or other information relating to or obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 5.2(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Purchaser, as a result of disclosure by AIG, Sellers, their respective Affiliates or any of their respective Representatives and (B) in the case of AIG or Sellers, as a result of disclosure by the Purchaser or any of its respective Affiliates, or any of its respective Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party (including any report, statement, testimony or other submission to such Governmental Authority), (iii) any such information is or is required to be disclosed by Sellers or the Purchaser to the Federal Reserve Bank of New York (or the Federal Reserve Bank of Chicago, in the case of the Purchaser), the U.S. Department of Treasury, the Board of Governors of the United States Federal Reserve System, the Federal Deposit Insurance Corporation, state insurance, banking, consumer finance or other applicable regulatory bodies or any of their respective officers, employees, agents or representatives, (iv) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Documents (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding), (v) information relating solely to the Transferred System Intellectual Property or any Improvements thereto is necessary to be disclosed in the event that Purchaser sells, transfers, licenses or assigns its interest in the Transferred System Intellectual Property or any Improvements thereto as permitted by Section 5.1(d), (vi) information relating solely to the L3 System or any Improvements thereto is necessary to be disclosed in the event that AIG, Sellers or their Affiliates sell, transfer, license or assign their interest in the L3 System or any Improvements thereto as permitted by Section

5.1(e), (vii) any such information was or becomes available to such party on a non confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement or a fiduciary or confidentiality obligation with respect to such information or (viii) any such information that after the Closing becomes known or available pursuant to or as a result of the carrying out of the provisions of an Ancillary Agreement (which information shall be governed by the confidentiality provisions set forth in such Ancillary Agreement). Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.
     (c) Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that (x) AIG, the Sellers and their respective Affiliates, on the one hand, may share any information relating to or obtained from the Purchaser and its Affiliates, and Purchaser and its Affiliates, on the other hand, may share information relating to or obtained from AIG, Sellers or their respective Affiliates, with (i) the Federal Reserve Bank of New York (or the Federal Reserve Bank of Chicago, with respect to the Purchaser or its Affiliates), the Board of Governors of the United States Federal Reserve System, the Federal Deposit Insurance Corporation or the U.S. Department of the Treasury and their respective Representatives, (ii) any insurance or banking regulatory authority or (iii) the U.S. Internal Revenue Service or any other tax authority, in each case as any of AIG, the Sellers or the Purchaser deem necessary or advisable in its good faith judgment, and (y) the parties hereto may disclose information about the tax treatment and tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).
     (d) Without limiting the generality of the foregoing, from and after the Closing, the Purchaser shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, maintain in strict confidence (including establishing and maintaining commercially reasonable and appropriate measures to prevent a Data Security Breach) all Consumer Information relating to or obtained from AIG, the Sellers or their respective Affiliates or obtained from Loan Documents, Loan Files, Escrowed Asset Non-Legal Loan Files, Policies or Annuities. The Purchaser shall instruct its Affiliates and Representatives having access to such information to observe such obligation of confidentiality. The Purchaser shall, and shall cause its Affiliates and its Affiliates’ Representatives, to use, maintain, and process Consumer Information in accordance with all applicable privacy and data protection Laws, including without limitation the Gramm Leach Bliley Act, the Health Insurance Portability and Accountability Act of 1996, state insurance or banking privacy Laws, and Laws regulating the use of Social Security and Social Insurance numbers.
ARTICLE VI
COVENANTS OF THE PARTIES
     Section 6.1 Perfection of Security Interest; Further Assurances.
     (a) During the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days following the Closing Date, AIG shall cause each Seller to execute and deliver to Purchaser for delivery by Purchaser to the applicable Insurer, all documents and other instruments prepared by Purchaser and delivered to the applicable Seller for execution by Purchaser, in each case as may reasonably be requested by Purchaser, and take such further actions as may be reasonably requested by Purchaser to perfect or otherwise record Purchaser’s title to or other interest in any Policy or Annuity, with respect to which such Seller has an interest in respect of the Closing Date Purchased Assets and the Escrowed Assets, including by (i) cooperating with Purchaser in the delivery of the notices to Insurers described in Section 2.2(a)(iii) and (ii) using its reasonable efforts to obtain a written acknowledgement from such Insurer that such Insurer has recorded Purchaser as a lienholder on such Policy or Annuity. During the period beginning on the Reassumption Date and ending on the date that is one hundred eighty (180) days following the Reassumption Date in respect of any Reassumed Asset, Purchaser shall execute and deliver to AIG or either Seller for delivery by AIG or either Seller to the applicable Insurer, all documents and other instruments prepared by AIG or either Seller and delivered to Purchaser for execution by AIG or either Seller, in each case as may reasonably be requested by AIG or either Seller, and take such further actions as may be reasonably requested by AIG or either Seller to perfect or otherwise record AIG’s or either Seller’s title to or other interest in any Policy or Annuity, with respect to which Purchaser has an interest in respect of any such Reassumed Asset, including by (i) cooperating with AIG and Sellers in the delivery of the notices to Insurers described in Section 1.3(b)(vii)(A) and (ii) using its reasonable efforts to obtain a written acknowledgement from such Insurer that such Insurer has recorded AIG or such Seller as a lienholder on such Policy or Annuity.
     (b) Without limiting Section 6.1(a) hereof, on and after the Closing Date, Purchaser shall and AIG shall cause Sellers to execute and deliver (or shall cause to be executed, acknowledged and delivered) such documents and other instruments and take (or shall cause to be taken) such further actions as may be reasonably required to (i) assign, transfer and convey to Purchaser all of Sellers’ right, title and interest in, to and under, the Purchased Assets, (ii) allow Purchaser to assume each of the Assumed Liabilities and forever absolutely and unconditionally release and discharge Sellers from any obligation under such Assumed Liabilities and (iii) otherwise carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. At and following the Closing as appropriate, Purchaser shall execute and deliver all instruments, certificates and other documents that may be necessary or otherwise reasonably appropriate to obtain the Required Consents or to otherwise permit the sale of any Purchased Asset to Purchaser.
     (c) Following the Closing, AIG shall and shall cause Sellers to and the Purchaser shall (i) refrain from taking any actions that could reasonably be expected to impair, delay or impede obtaining any Required Consent, and (ii) subject to the proviso in Section 1.3(b)(ii) hereof, and not in limitation of any other provision of this Agreement, use their respective reasonable efforts to cause all Required Consents to be obtained as soon as reasonably practicable. From time to time following the Closing, AIG shall cause Sellers to and Purchaser shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take (or shall cause to be taken) such further actions, as may be reasonably necessary or appropriate to assure that Purchaser and its successors or assigns shall have all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transaction Documents and to assure that the Purchaser shall have assumed the liabilities and obligations intended to be assumed by Purchaser, including, without limitation, the Assumed Liabilities under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
     Section 6.2 Post-Closing Cooperation.
     (a) Reasonable Access. After the Closing, Purchaser shall afford, and shall cause its Affiliates to afford, to AIG, each Seller, its Affiliates and its and their Representatives, upon reasonable notice and during normal business hours and without undue disruption to Purchaser’s normal business operations, reasonable access to (I) the books and records and similar materials relating to the Purchased Assets and the Assumed Liabilities (including the Loan Files, the Escrowed Asset Non-Legal Loan Files and the Loan Documents) and any liability or other obligation of any Seller or any of its Affiliates not constituting an Assumed Liability, and the right to make and retain copies thereof, and (II) the employees of Purchaser, including, without limitation, the Transferred Employees, to the extent that such access may be reasonably required by AIG, any Seller or any of their respective Affiliates in connection with (i) the preparation of the financial statements of AIG, any Seller or any of their respective Affiliates and all Tax Returns or in connection with any audit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any Action which may have been, or may hereafter be made, against AIG, any Seller or any of their respective Affiliates or may otherwise affect AIG, any Seller or any of their respective Affiliates, including, without limitation, making any Transferred Employee available to reasonably assist in the defense or prosecution of any such Action and to complete and to execute any affidavit, instrument, certification or other document necessary or convenient in connection therewith or to submit written or oral testimony in connection therewith whether or not such Action relates to a Purchased Asset or otherwise or (iii) the satisfaction by AIG, any Seller or any of their respective Affiliates of any liability or other obligation that is not an Assumed Liability.
     (b) Books and Records.
     (i) AIG, Sellers and their respective Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters) of each of the Sellers and their respective businesses with respect to the Purchased Assets and Assumed Liabilities (collectively, the “Books and Records”) relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Specified A.I. Credit Employees, (ii) as required by any legal or regulatory authority, including but not limited to, any applicable Law, rule, regulation, statute, order, judgment, ruling, or regulatory request or (iii) as may be necessary for AIG, Sellers or their respective Affiliates to perform their obligations pursuant to this Agreement and the Transaction Documents, in each case subject to compliance with all applicable privacy Laws. Purchaser agrees that, with respect to all original Books and Records existing as of the Closing Date, it will (and will cause each of its Affiliates to) (a) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of records and (b) apply preservation and retention policies that are no less stringent than those generally applied by Purchaser. In addition, Purchaser shall preserve all original Books and Records existing as of the Closing Date as required by the Code and for at least three (3)

years after the Closing Date and thereafter may dispose of such Books and Records only after it shall have given AIG and Sellers ninety (90) days’ prior written notice of such disposition and the opportunity (at AIG or Seller’s expense) to remove and retain such information.
     (ii) Purchaser further agrees to retain and preserve all documents subject to a Document Retention Hold, until the earlier of (1) such time as AIG or the applicable Seller notifies Purchaser in writing that such documents may be destroyed or (2) five (5) years after the Closing Date (unless AIG or the applicable Seller notifies the Purchaser prior to the end of such five (5) year period that such documents must continue to be maintained for a reasonable additional period to be specified by AIG or the applicable Seller, as the case may be); provided, that Purchaser shall give AIG and the applicable Seller ninety (90) days’ prior written notice of its intent to destroy such documents and the opportunity to specify a reasonable longer period during which such documents must continue to be maintained by Purchaser. Purchaser shall provide AIG and Sellers with access to any documents subject to this Section 6.2(b)(ii) in accordance with the terms of Section 6.2(a). AIG shall or shall cause the applicable Seller to notify Purchaser within ninety (90) days of the termination of any applicable Document Retention Hold.
     (iii) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, to the extent that AIG or any of its Affiliates has retained, pursuant to a Litigation Hold or otherwise, books, records, files, tapes, software, data, documents, hardware, storage devices or other information, materials or equipment that are not Purchased Assets, Loans, Loan Files, Escrowed Asset Non-Legal Loan Files and that are not used in connection with conducting the ongoing business of owning the Purchased Assets and Assumed Liabilities (“Archived Files”), the Purchaser acknowledges and agrees that the Archived Files are solely the property of AIG. AIG shall retain any such Archived Files for no less than three (3) months post-Closing after which AIG may dispose of such Archived Files in its sole discretion; provided, that AIG shall cause each Seller to preserve for no less than fifteen (15) months post-Closing any books, records, files, tapes, software, data, documents, hardware, storage devices or other information, materials or equipment used in connection with conducting the ongoing business of owning the Purchased Assets and the Assumed Liabilities (“Operational Files”), to the extent any such Operational Files are retained by any Seller on and as of the Closing, after which fifteen (15)-month period Sellers may dispose of such materials in their sole discretion.
     (c) From time to time after the Closing, if Purchaser or any of its Affiliates has knowledge of any liability or other obligation of AIG, any Seller or their respective Affiliates under or with respect to any Purchased Asset which was required to be paid or performed prior to the Closing Date and was not so paid or performed in whole or in part, Purchaser shall promptly notify AIG and Sellers in writing of such obligation; provided, however, that the failure to provide such notice shall not release AIG, any Seller or their respective Affiliates from such liability or obligation. At the request of AIG or any Seller from time to time, Purchaser will reasonably cooperate and assist AIG or Sellers, at AIG’s or Sellers’ sole cost and expense, as applicable, in satisfying or minimizing any such liability or other obligation. Notwithstanding anything in this Section 6.2(c), any matter with respect to Taxes shall be governed by Section 6.4.
     Section 6.3 Consents.
     (a) Without limiting Section 6.1 hereof, upon the terms and subject to the conditions set forth in this Agreement, AIG shall, and shall cause Sellers to, and Purchaser shall use their reasonable efforts to take, or cause to be taken, all appropriate actions that are, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things that are or may become necessary or otherwise reasonably appropriate to consummate the transactions contemplated hereby and by the Transaction Documents, including, without limitation, as promptly as practicable (i) obtaining any necessary consent, license, approval of, and making any necessary filing with and giving any necessary notice to, any Governmental Authority with competent jurisdiction over the transactions contemplated hereby which consent, license, approval or filing was not obtained or made prior to the Closing Date, (ii) obtaining the Required Consents, (iii) resolving any investigation or inquiry into the transactions contemplated hereby and (iv) unless otherwise instructed by AIG in writing, defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby.
     (b) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.3, each of AIG and the Purchaser agrees to take or cause to be taken the following actions: (i) the prompt provision to a Governmental Authority of non-privileged information, documents or testimony requested by such Governmental Authority or that are necessary, proper or advisable to give effect to the transactions contemplated by the Transaction Documents; (ii) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit giving effect to the transactions contemplated by the Transaction Documents; and (iii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make giving effect to the transactions contemplated by the Transaction Documents in accordance with the terms of the Transaction Documents unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit giving effect to the transactions contemplated by the Transaction Documents, any and all steps (including the appeal thereof, the posting of a bond or, in the case of the Purchaser, the taking of the steps contemplated by clause (ii) of this paragraph) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such giving effect to on a schedule as close as possible to that contemplated by the Transaction Documents.
     (c) Subject to applicable Laws relating to the sharing of information, and subject to Section 5.2 hereof, each of AIG and the Purchaser shall promptly notify one another of any communication it receives from any Governmental Authority and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement.
     (d) AIG and the Purchaser shall use their reasonable efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Documents; provided, however, that none of AIG or the Sellers shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.
     Section 6.4 Transaction Costs; Taxes.
     (a) Except as otherwise expressly provided for herein, AIG and the Sellers, on the one hand, and Purchaser, on the other hand, shall each be liable for and pay all transaction costs and expenses (including any legal, accounting and other professional fees and expenses) that AIG and the Sellers and their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, respectively, incur in connection with the negotiation, execution and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all out-of-pocket costs and expenses incurred by AIG, Sellers and each of their respective Affiliates (other than any legal, accounting or other professional fees or expenses of AIG, the Sellers or any of their Affiliates), and Purchaser and its Affiliates (other than any legal, accounting or other professional fees or expenses of Purchaser or any of its Affiliates), in connection with the obtainment or attempted obtainment of any Required Consent or any other consent or approval required to be obtained by the terms of a Loan Document in connection with the transactions contemplated by this Agreement and the Transaction Documents, (i) shall be borne by AIG up to the first two hundred thousand dollars ($200,000) of such costs, (ii) shall be shared equally by AIG and Purchaser for any such costs exceeding two hundred thousand dollars ($200,000) but totaling less than eight hundred thousand dollars ($800,000) in the aggregate, inclusive of any Taxes paid in accordance with Section 6.4(b) (the “Maximum Amount”), and (iii) any such costs and expenses in excess of the Maximum Amount shall be borne solely by AIG. With respect to the actual making of payments for such costs and expenses referred to in the preceding sentence, such payments shall be made by Purchaser (and AIG shall as promptly as practicable forward any invoices received by AIG, Sellers or any of their respective Affiliates in respect of such costs and expenses to the Purchaser for payment); provided, that prior to incurring any out-of-pocket costs or expenses in connection with the obtainment or attempted obtainment of any Required Consent in respect of any Letter of Credit, the Purchaser shall have obtained AIG’s prior consent and approval (which shall not be unreasonably withheld or delayed) to incur any such out-of-pocket costs or expenses in excess of thirty one-hundredths of one percent (0.30%) of the face amount in respect of such Letter of Credit, and the parties hereto shall settle any amounts due and payable to one another in accordance with the immediately preceding sentence (including any Taxes paid in accordance with Section 6.4(b)) on a monthly basis.

     (b) Notwithstanding anything contained herein to the contrary, (x) any and all Taxes associated with the sale and assignment of the Purchased Assets by Sellers to Purchasers and the other transactions contemplated hereby shall be borne equally by AIG and Sellers, on the one hand, and Purchaser, on the other hand, and AIG and Sellers, on the one hand, and Purchaser on the other hand, shall each pay when due its share of any and all such Taxes, subject to the proviso to the last sentence of Section 6.4(a) above and (y) Purchaser shall be responsible for the fees and costs of recording and filing all applicable conveyancing or other instruments (including, without limitation, all UCC filings and other similar filings), associated with the sale and assignment of the Purchased Assets by Sellers to Purchaser and the other transactions contemplated hereby. AIG shall cause Sellers to, and Purchaser shall, be responsible for preparing and filing each Tax Return required by Law to be filed by it, and AIG shall cause Sellers to, on the one hand, and Purchaser shall, on the other hand, cooperate with each other in the preparation, execution and filing of all Tax Returns regarding any Tax which becomes payable as a result of the transactions contemplated hereby and shall cooperate with each other to seek an available exemption from any such Tax.
     (c) Subject to Section 6.4(b) hereof, AIG shall cause each Seller to be responsible for and pay or cause to be paid when due all Taxes applicable to the Purchased Assets being sold and assigned by such Seller hereunder or the Escrowed Assets being transferred by such Seller hereunder and attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date or, in the case of any Reassumed Asset, any Tax period (or portion thereof) that begins on or after the Reassumption Date. Except to the extent provided in the preceding sentence with respect to any Reassumed Asset, Purchaser shall be responsible for and pay or cause to be paid when due all Taxes applicable to the Purchased Assets or the Escrowed Assets attributable to any Tax period (or portion thereof) that begins after the Closing Date. For purposes of this Section 6.4(c), any period beginning before and ending on or after the Closing Date shall be treated as two separate Tax periods, one ending on the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes imposed on a periodic basis shall be allocated between a period ending on the Closing Date and a period beginning on the day after the Closing Date in proportion to the number of days in each such period.
     (d) Purchaser, on the one hand, and AIG, on the other hand, shall provide indemnification and reimbursement for any Tax or other amount which is the responsibility of such party or, in the case of AIG, Sellers, pursuant to the terms of this Section 6.4 and which is required to be paid by the other party hereto or its Affiliates. Each of Purchaser and AIG hereby acknowledge and agree that notwithstanding Section 7(a) and Section 9(b)(i) of the Escrow Agreement and subject to Section 6.4(b) hereof, (i) each shall bear fifty percent (50%) of any transfer tax referred to in Section 7(a) of the Escrow Agreement and of any claim for indemnification made by any Escrow Agent Indemnified Party in accordance with Section 9(b)(i) of the Escrow Agreement, and each of AIG and the Purchaser shall indemnify and reimburse the other to the extent such party has paid an amount to any Escrow Agent Indemnified Party over its fifty percent (50%) share of any such claim, such that following such reimbursement, each of AIG and the Purchaser shall have borne a fifty percent (50%) share of any such claim and (ii) each of AIG and Purchaser shall indemnify and reimburse the other to the extent such party has paid an amount to any Escrow Agent Indemnified Party in respect of a tax referred to in Section 7(a) of the Escrow Agreement (other than a transfer tax) with respect to any Escrowed Assets, Escrow Earnings or interest or other income earned in respect of the Escrowed Assets which is not treated as the asset or income of such party pursuant to Section 7(a) of the Escrow Agreement or this Agreement, such that, following such indemnification and reimbursement, each of AIG and the Purchaser bear the amount of such tax such party is obligated to bear pursuant to this Section 6.4, or that is attributable to income reported to such party by the Escrow Agent in accordance with Section 7(a) of the Escrow Agreement. Within a reasonable time prior to the payment of any such Tax (or other amount) by an indemnified party, the Person paying such Tax (or other amount) shall notify in writing the indemnifying party pursuant to this Section 6.4(d) of the amount of such Tax (or other amount) and the portion thereof which is the liability of such indemnifying party, although a failure to receive such notice will not relieve such party from its liability hereunder except to the extent that it has been prejudiced by such delay or failure.
     (e) Purchaser shall promptly notify AIG in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened federal, state, provincial, local or foreign Tax audit, examination, assessment or reassessment which may affect the Tax liabilities for which AIG would be required to indemnify Purchaser or any of its Affiliates pursuant to this Section 6.4. AIG shall have the sole right to control any Tax audit or administrative or court proceeding relating to any Tax period (or portion thereof) ending on or prior to the Closing Date or, in the case of any Reassumed Asset, any Tax period (or portion thereof) beginning on of after the Reassumption Date, and to employ counsel of AIG’s choice at AIG’s expense and Purchaser shall have a reasonable opportunity to participate in any such Tax audit or administrative or court proceeding. Neither Purchaser nor any of its Affiliates may settle any Tax claim for any Tax period (or portion thereof) ending on or prior to the Closing Date or, in the case of any Reassumed Asset, any Tax period (or portion thereof) beginning on or after the Reassumption Date which may be the subject of indemnification by AIG under this Section 6.4 without the prior written consent of AIG, which consent may be withheld in the sole discretion of AIG.
     Section 6.5 Remittances. If a Seller receives any remittance from an Obligor after the Closing Date with respect to any obligation of such Obligor due after the Closing Date (i) in respect of any Closing Date Purchased Asset with respect to which there are no Escrowed Assets related thereto or any Released Escrowed Asset, AIG shall cause such Seller to endorse such remittance (or applicable portion thereof) to the order of Purchaser and forward it to Purchaser or (ii) in respect of any Escrowed Asset or Closing Date Purchased Asset related thereto, AIG shall cause such Seller to forward such remittance (or applicable portion thereof) to the Escrow Agent for deposit into the Escrowed Assets Escrow Account to be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement. If Purchaser receives any remittance (including any Post-Closing Prepaid Interest Amount) from an Obligor after the Closing Date with respect to any obligation of such Obligor in respect of any Escrowed Asset or any Closing Date Purchased Asset related thereto (other than in respect of any Released Escrowed Asset), the Purchaser shall forward such remittance to the Escrow Agent for deposit into the Escrowed Assets Escrow Account to be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

     Section 6.6 UCC Financing Statements.
     (a) With respect to each Loan for which a UCC financing statement designating Sellers as a “secured party” has been filed and is in effect on the Closing Date, AIG, on behalf of each of the Sellers, hereby authorizes Purchaser (within the meaning of Section 9-509(d) of the UCC) to file, at Purchaser’s sole cost and expense, a notice of assignment or an amendment to each such UCC financing statement designating the applicable Seller as “assignor” and Purchaser as “assignee/secured party” at any time (i) after the Closing in respect of any Closing Date Purchased Asset and (ii) after the applicable Escrowed Asset Release Date in respect of any Released Escrowed Asset.
     (b) Purchaser hereby authorizes AIG to file, at AIG’s sole cost and expense and in any jurisdiction which AIG deems necessary, financing statements and any amendments thereto designating all or any portion of the Escrowed Assets and the Closing Date Purchased Assets related thereto, Escrowed Asset Non-Legal Loan Files, Escrowed Assets Escrow Account, any collateral assignment executed by either Seller and delivered to the applicable Insurer in accordance with the terms of this Agreement in respect of any Policy or Annuity which serves as collateral for an Escrowed Asset (whether such Policy or Annuity is included in the Closing Date Purchased Assets or the Escrowed Assets) and, in each case, all proceeds thereof as collateral and designating the Purchaser as “debtor” and AIG as “secured party”.
     (c) AIG hereby authorizes and shall cause Sellers to authorize Purchaser to file, at Purchaser’s sole cost and expense and in any jurisdiction in which Purchaser deems necessary, financing statements and any amendments thereto designating all or any portion of the Purchase Price Escrow Account and all proceeds thereof as collateral and designating AIG and Sellers as “debtor” and Purchaser as “secured party”.
     Section 6.7 Specified A.I. Credit Employees.
     (a) Offers of Employment. Purchaser will offer to employ as of the Closing Date each of the Specified A.I. Credit Employees. All Specified A.I. Credit Employees who accept such offer of employment are referred to as “Transferred Employees.” Each offer of employment to a Specified A.I. Credit Employee will be on such terms and conditions as Purchaser may determine in its sole discretion based upon Purchaser’s standard policies and procedures; provided, however, that such offers will be for a comparable position as that held by such Specified A.I. Credit Employee with Sellers on the Closing Date.
     (b) Certain Employment Agreements. On the Closing Date those certain Specified A.I. Credit Employees listed on Schedule 6.7(b) shall have entered into employment agreements with Purchaser in the form attached as Exhibit 6.7(b).
     (c) Payments to Certain Transferred Employees Upon Hiring. Subject to and only upon receipt by AIG on or prior to the Closing Date of an executed acknowledgment in substantially the form attached as Exhibit 6.7(c) hereto from each Specified A.I. Credit Employee listed on Schedule 6.7(c) who becomes a Transferred Employee, Purchaser is paying simultaneously with the execution of this Agreement to each such Specified A.I. Credit Employee listed on Schedule 6.7(c) who becomes a Transferred Employee the amount set forth opposite his or her name (which amount paid by the Purchaser is net of any applicable federal, state and local withholding taxes) in consideration for such person agreeing to accept Purchaser’s offer of employment and in full and final satisfaction of any obligations or liabilities that AIG or the Purchaser may have which arise from or relate to the applicable Retention Bonus Agreement set forth on Schedule 6.7(c) opposite such Transferred Employee’s name (collectively, the “Retention Bonus Agreements”).
     (d) Cessation of Employment. Each Specified A.I. Credit Employee that becomes a Transferred Employee shall cease to be an employee of the applicable Seller as of the Closing Date. Other than the bonuses due and payable by the Purchaser upon the Closing pursuant to Section 6.7(c), Sellers will retain responsibility for, and will indemnify Purchaser with respect to, all compensation, bonus, welfare benefit, severance and other employment-related obligations, including, without limitation, all obligations and liabilities under any Benefit Plans or for any workers’ compensation or similar workers’ protection claims with respect to all Specified A.I. Credit Employees for all periods while employed by Sellers or payable upon any cessation of employment with Sellers in accordance with Sellers’ Benefit Plans or other contractual obligations, whether or not they accept Purchaser’s offers of employment; provided, however, that the Purchaser shall credit each Transferred Employee for any and all unused vacation and discretionary days accrued through the day immediately prior to the Closing Date by such Transferred Employee as set forth on Schedule 6.7(d).
     (e) Purchaser’s Benefit Plans. With respect to each Transferred Employee:
     (i) Transferred Employees will be eligible to participate in Purchaser’s retirement savings plan, employee stock purchase plan, health, medical, long-term disability and short-term disability plans, vacation policy and other applicable benefit plans (collectively, “Purchaser Benefit Plans”) as provided to similarly situated employees of Purchaser, in accordance with the terms of such Purchaser Benefit Plans. Time in service for each Transferred Employee under Purchaser’s 401(k) Plan shall include his or her period of service with either Seller ending on the Closing Date. Time in service for each Transferred Employee under Purchaser’s vacation policy shall include his or her period of service with either Seller ending on the Closing Date. To the extent that any other Purchaser Benefit Plan takes into account time in service in determining eligible rights, benefits or any other matter thereunder, time in service for each Transferred Employee shall include his or per period of service with either Seller or any Affiliate of either Seller or AIG ending on the Closing Date. In addition, although Purchaser has no written severance policy and awards severance to terminated employees on a case-by-case basis, if in making any decision to award severance with respect to a Transferred Employee Purchaser determines in its sole discretion to take into account such employee’s time in service, Purchaser will include the period of a Transferred Employee’s past service with Sellers ending on the Closing Date as such Transferred Employee’s time in service with Purchaser. Purchaser reserves the right to amend, modify, change or terminate any of Purchaser Benefit Plans at any time or from time to time.
     (ii) To the extent permitted by Purchaser’s Benefit Plans without additional cost, Purchaser will cause any pre-existing condition limitation under the medical benefit plans made available by Purchaser to be waived to the extent such conditions have been waived under the applicable Seller’s Benefit Plans.
     (iii) Purchaser hereby assumes the obligation and liability for, and will indemnify AIG and Sellers with respect to, all compensation, bonus, welfare benefit, severance and other employment-related obligations, including, without limitation, all obligations and liabilities under any Purchaser Benefit Plans or for any workers’ compensation or similar workers’ protection claims with respect to any Transferred Employee for all periods while employed by Purchaser.
     (f) No Rights or Remedies. Nothing in this Section 6.7 shall confer upon any Specified A.I. Credit Employee, Transferred Employee or other employee of AIG or either Seller, or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.
     Section 6.8 Bulk Sales Laws. Purchaser hereby waives compliance by AIG, Sellers and each of their respective Affiliates with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.
     Section 6.9 Renewal Loans. Following the Closing Date, if and to the extent that the Purchaser determines, as an internal policy matter and not in response to any Governmental Order affecting Purchaser or its Affiliates, to no longer renew (whether in the form of a new loan or a renewal of an existing loan) a Loan included in the Purchased Assets or the Escrowed Assets on the same terms and at the then existing interest rate spread above LIBOR or any other benchmark, as applicable in respect of such Loan (other than to the extent (a) such renewal does not meet Purchaser’s underwriting standards in effect at the time such Loan is up for renewal, which standards may be changed from time to time by Purchaser in its sole discretion or (b) there has been an adverse change, as determined by Purchaser in its sole discretion, in the value of such Loan or the creditworthiness of the applicable Borrower) or to otherwise wind-down its life premium finance business generally, Purchaser hereby acknowledges and agrees that it shall (i) effect such non-renewals or wind-down of its life premium finance business in a commercially reasonable manner and (ii) (x) provide not less than six (6) months prior written notice to each Borrower to the extent such determination occurs on or before December 31, 2009 or (y) provide not less than four (4) months prior written notice to each Borrower to the extent such determination occurs during the period from January 1, 2010 through December 31, 2013, in each case, of its intention to cease funding renewals of such Borrower’s Loan or otherwise generally wind-down its life premium finance business. Notwithstanding the foregoing, (i) Purchaser shall not be obligated to provide any such notice to a Borrower whose Loan is an Escrowed Asset for which a renewal date occurs less than six (6) months after the Closing Date and with respect to which the applicable Required Consent has not been (or is not deemed to have been in accordance with the terms of this Agreement) obtained at the time of such determination by Purchaser to cease funding renewals of such Borrower’s Loan or otherwise generally wind-down its life premium finance business and (ii) the Purchaser hereby acknowledges and agrees that it shall renew and/or fund any Loan as set forth on Schedule 1.2(c)

scheduled to renew and/or require any additional funding within forty five (45) days following the Closing Date.
     Section 6.10 Post-Closing Covenants. Notwithstanding anything in this Agreement to the contrary, Purchaser and AIG hereby acknowledge and agree that AIG shall have no obligation to perform or cause the applicable Seller to so perform, and Purchaser shall forever absolutely and unconditionally release and discharge AIG and such Seller from any such obligation to so perform or to cause such performance, as the case may be (without any further action by Purchaser or execution of any further instrument), any Post-Closing Covenant hereunder upon any such Seller no longer constituting an Affiliate of AIG; provided, however, that AIG’s obligation to cause the applicable Seller to perform any Post-Closing Covenant contained in Sections 1.3(b), 1.5, 2.2(c), 5.1(e), 5.2(b), 6.1, 6.3, 6.4(b) and (c), 6.5, 6.6(c), 7.8(c) and 9.3 hereof shall survive.
ARTICLE VII
DISCLAIMER; SURVIVAL; INDEMNIFICATION; EXCLUSIVE REMEDIES
     Section 7.1 Survival. The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement shall survive the Closing in full force and effect until the date that is fifteen (15) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 or Section 7.3, as applicable thereafter); except: (i) Sellers’ Specified Representations and the Purchaser’s Specified Representations shall survive the Closing indefinitely; and (ii) the covenants and agreements contained in this Agreement (“Post-Closing Covenants”) shall survive for the period provided in such covenants and agreements, if any, or until fully performed.
     Section 7.2 Indemnification by AIG.
     (a) After the Closing and subject to this Article VII, AIG shall indemnify, defend and hold harmless the Purchaser and its Affiliates and each of their respective directors, officers, employees, stockholders, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:
     (i) the breach or inaccuracy of any representation or warranty made by AIG on behalf of Sellers or AIG in this Agreement;
     (ii) any Loss arising with respect to an Excluded Asset or an Excluded Liability; or
     (iii) any breach or failure by AIG to perform or to cause Sellers to perform any covenants or obligations contained in this Agreement, subject to the relevant survival period in respect of any such covenant or obligation set forth in Section 7.1 and subject to Section 6.10 hereof.

     (b) Notwithstanding any other provision to the contrary, AIG shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses pursuant to Section 7.2(a)(i):
     (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of one hundred thousand dollars ($100,000) (the “Threshold Amount”) (nor shall any such claim or series of related claims that do not meet the Threshold Amount be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Losses for which AIG has responsibility under Section 7.2(b)(ii) below);
     (ii) until the aggregate amount of the Purchaser Indemnified Parties’ Losses for which Purchaser Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.2(a)(i) exceeds one percent (1%) of the Purchase Price (the “Basket Amount”), after which AIG shall be obligated for all Purchaser Indemnified Parties’ Losses for which the Purchaser Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.2(a)(i) that are in excess of the Basket Amount, but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of the Threshold Amount;
     (iii) with respect to any Losses arising out of the breach or inaccuracy of a representation or warranty set forth in Sections 3.5, 3.6(a), 3.6(e), 3.6(g) or 3.7, in a cumulative aggregate amount in excess of ten percent (10%) of the Purchase Price (the “Maximum Indemnification Obligation”); and
     (iv) with respect to any Losses for which the Purchaser Indemnified Parties are finally determined to be entitled to indemnification under Section 7.2(a)(i) (other than Sellers’ Specified Representations) in a cumulative aggregate amount in excess of five percent (5%) of the Purchase Price; provided, however, that in no event shall the aggregate amount of Losses for which AIG shall be obligated to indemnify the Purchaser Indemnified Parties under Sections 7.2(b)(iii) and (iv) together exceed the Maximum Indemnification Obligation; and
provided, further, however, that none of the foregoing limitations shall apply to AIG’s indemnification obligations (x) with respect to Losses in respect of the breach or inaccuracy of any of Sellers’ Specified Representations or (y) under Sections 5.1(e), 6.4, 7.2(a)(ii) and 7.2(a)(iii).
     (c) Notwithstanding any other provision to the contrary:
     (i) AIG shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses pursuant to Section 7.2(a)(i) (including, for this purpose, in respect of the breach of any representation or warranty made by AIG in Section 7.9 hereof) in a cumulative aggregate amount exceeding the Purchase Price; and
     (ii) in the event that any fact, event or circumstance which results in an adjustment to the Purchase Price would also constitute a breach or inaccuracy of any representations and warranties made by AIG on Sellers’ behalf under this Agreement, or a breach or nonperformance of any covenants or agreements to be performed by AIG or which AIG has agreed to cause to be performed under this Agreement, AIG shall have no obligation to indemnify the Purchaser Indemnified Parties pursuant to this Section 7.2 with respect to such breach or inaccuracy to the extent the Losses resulting from, arising out of or related to such fact, event or circumstance have been fully recovered by Purchaser in connection with the computation of either the Purchase Price Increase or the Purchase Price Reduction (in each such case, either as a reduction of the amount otherwise payable by Purchaser to Sellers or as an increase in the amount otherwise payable by Sellers to Purchaser).
     Section 7.3 Indemnification by Purchaser.
     (a) After the Closing and subject to Section 1.3(b)(v) and Sections 6.4(b) and (d) and this Article VII, the Purchaser shall indemnify, defend and hold harmless AIG, the Sellers and their respective Affiliates and each of their respective directors, officers, employees, stockholders, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:
     (i) the breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement;
     (ii) any breach or failure by the Purchaser to perform any of its covenants or obligations contained in this Agreement, subject to the relevant survival period in respect of any such covenant or obligation set forth in Section 7.1;
     (iii) each Assumed Liability;
     (iv) any Loss arising with respect to a Purchased Asset from and after the Closing Date, other than arising as a result of a breach or inaccuracy of any representation or warranty made by AIG or Sellers;
     (v) the failure to maintain as confidential any Consumer Information on or after the Closing Date; or
     (vi) any Data Security Breach on or after the Closing Date.

     (b) Notwithstanding any other provision to the contrary, the Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Parties against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 7.3(a)(i):
     (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of the Threshold Amount (nor shall any such claim or series of related claims that do not meet the Threshold Amount be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which the Purchaser has responsibility under Section 7.3(b)(ii) below);
     (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses for which Seller Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.3(a)(i) exceeds the Basket Amount, after which the Purchaser shall be obligated for all Seller Indemnified Parties’ Losses for which the Seller Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 7.3(a)(i) that are in excess of the Basket Amount; but only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) that involves Losses in excess of the Threshold Amount; and
     (iii) in a cumulative aggregate amount in excess of the Maximum Indemnification Obligation, it being agreed that for purposes of determining whether the Maximum Indemnification Obligation has been met or exceeded, any amount paid by the Purchaser for Losses pursuant to Section 7.3(a)(i), other than any Losses in respect of the inaccuracy or breach of any Purchaser Specified Representations, shall be taken into account;
provided, however, that none of the foregoing limitations shall apply to Purchaser’s indemnification obligations (x) with respect to Losses in respect of the inaccuracy or breach of any of Purchaser’s Specified Representations or (y) under Section 1.3(b)(v), Section 5.1(d), Section 6.4 or Sections 7.3(a)(ii)-(vi).
     (c) Notwithstanding any other provision to the contrary, Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 7.3(a)(i) (including, for this purpose, in respect of the inaccuracy or breach of Purchaser Specified Representations) in a cumulative aggregate amount exceeding the Purchase Price.
     Section 7.4 Other Limitations on Indemnification.
     (a) No amounts of indemnity shall be payable, nor shall any Indemnifying Party or any of its Affiliates be obligated to respond to any claim for indemnity, for Losses to the extent, but only to the extent, that such Losses arise from any action taken by an Indemnified Party or any of its Affiliates after the Closing; provided, however, that the foregoing limitations shall not apply in respect of any Losses of any party arising from any action taken by any other party or any of its Affiliates after the Closing in respect of the Escrowed Assets. Each Indemnifying Party shall take, and shall cause to be taken by each of its Affiliates, all reasonable efforts to mitigate any Loss upon and after becoming aware of any event which could reasonably be expected to give rise to a claim for indemnification under this Agreement.
     (b) If Purchaser sells, assigns or transfers any of its right, title or interest in, to or under any Purchased Asset to a third party, neither Purchaser nor any other Purchaser Indemnified Party shall assert against Sellers, AIG or its Affiliates, as applicable, for purposes of indemnification under Section 7.2, Section 5.1(e), Sections 6.4(b) and (d) hereof, that it shall have suffered any Loss by virtue of such sale, assignment or transfer, and any such claim for indemnification (whether such claim shall then be pending or shall be only prospective) shall be barred forever.
     (c) (c) If Purchaser waives, amends, modifies or otherwise changes the terms of any Loan Document after the Closing (or consents to any such waiver, amendment, modification or other change or directs AIG to cause Sellers to make any such waiver, amendment, modification or other change to any Loan Document included in the Escrowed Assets) or changes or modifies the Transferred System Intellectual Property, as the case may be, neither Purchaser nor any other Purchaser Indemnified Party shall have or assert at any time any claim (whether such claim shall then be pending or shall be only prospective) against any Seller, AIG or any of its Affiliates, as applicable, for purposes of indemnification under Section 7.2, Section 5.1(e) or Sections 6.4(b) and (d) hereof, that it shall have suffered any Loss resulting from or arising out of such waiver, amendment, modification or other change to such Loan Document or the Transferred System Intellectual Property. For the avoidance of doubt, nothing in this Section 7.4(c) shall limit in any manner (i) the ability of Purchaser to provide additional funding with respect to any Loan or (ii) the ability of any Purchaser Indemnified Party to have or assert any claim, in accordance with this Article VII, against any Seller or AIG for Losses caused by any breach or inaccuracy of any representation or warranty made by AIG on behalf of Sellers or AIG in this Agreement or any breach or failure by AIG to perform or to cause Sellers to perform any of their respective covenants or obligations contained in this Agreement.
     Section 7.5 Notification of Claims.
     (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VII, including any pending or threatened claim or demand by a third party that the Indemnified Party has reasonably determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is prejudiced by such failure. The parties agree that (i) in this Article VII they intend to shorten (in the case of the limited survival periods specified in Section 7.1) and lengthen (in the case of the indefinite survival periods specified in Section 7.1), as the case may be, the applicable statute of limitations period with respect to certain claims, (ii)

notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be made in good faith and delivered prior to the expiration of any applicable survival period specified in Section 7.1 for such representation, warranty, covenant or agreement, and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 7.5(a) shall be expressly barred and are hereby waived; provided, that if, prior to such applicable date, a party hereto shall have notified in good faith the other party hereto in accordance with the requirements of this Section 7.5(a) of a claim for indemnification under this Article VII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VII notwithstanding the passing of such applicable date.
     (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.5(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, subject to any pre existing rights of the Indemnified Party’s insurance carrier to assume the defense and control of such claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. AIG or the Purchaser, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
     (c) Notwithstanding anything to the contrary in this Article VII (including Sections 7.2 and 7.3), no Indemnifying Party shall have any liability under this Article VII for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.
     (d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.5(a) that does not involve a Third Party Claim,

the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
     Section 7.6 Payment. In the event an Action for indemnification under this Article VII shall have been finally determined, the amount of such final determination shall be paid (i) if the Indemnified Party is a Purchaser Indemnified Party, by AIG to the Indemnified Party, and (ii) if the Indemnified Party is a Seller Indemnified Party, by the Purchaser to the Indemnified Party, in each case on demand in immediately available funds. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the parties to this Agreement have so determined by mutual written agreement or, if disputed, when a final non appealable Governmental Order has been entered into with respect to such claim or Action.
     Section 7.7 Exclusive Remedies. Each party acknowledges and agrees that, other than (a) in the case of fraud or intentional misrepresentation or (b) with respect to Taxes for which an indemnity is provided pursuant to Section 6.4, the indemnification provided by this Article VII shall be the sole and exclusive remedies of AIG and the Purchaser, respectively, for any breach of the representations or warranties in this Agreement. For the avoidance of doubt, absent fraud or intentional misrepresentation, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby. Each party further acknowledges and agrees that, other than (i) in the case of fraud or intentional misrepresentation, (ii) in the case of a breach of Sections 5.1(a), (b) or (f) or Section 6.3, (iii) with respect to Taxes for which an indemnity is provided pursuant to Section 6.4, (iv) with respect to any Escrowed Asset for which an indemnity is provided pursuant to Section 1.3(b)(v) and (v) with respect to the Transferred System Intellectual Property for which an indemnity is provided pursuant to Section 5.1(d) or (e), the indemnification provided by this Article VII shall be the sole and exclusive monetary remedies of the parties for any breach of the Post Closing Covenants.
     Section 7.8 Additional Indemnification Provisions.
     (a) AIG and the Purchaser agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement, any Transaction Documents or any other document executed or delivered in connection with the Closing (i) each such obligation shall be calculated on an After Tax Basis, (ii) all Losses once finally determined shall be net of any Eligible Insurance Proceeds and (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items.
     (b) Any amount payable by an Indemnifying Party pursuant to this Article VII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Losses for which an Indemnifying Party has actually reimbursed it pursuant to this Article VII such Indemnified

Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
     (c) The parties shall and shall cause each of their respective Affiliates to treat the amount of any indemnification payment made under this Article VII, Section 1.3(b)(v), Section 6.4 or Sections 5.1(d) or (e) as an adjustment to the Purchase Price for all Tax purposes.
     (d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within one hundred eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received shall be considered “Eligible Insurance Proceeds.”
     Section 7.9 Representations and Warranties of AIG. Except as set forth in the corresponding sections or subsections of the AIG Disclosure Schedule, AIG solely as to itself, represents and warrants to Purchaser on and as of the date hereof, as follows:
     (a) AIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Documents to which it is a party. The execution, delivery and performance of each of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of AIG. This Agreement has been duly and validly executed and delivered by AIG to the Purchaser and, assuming due authorization, execution and delivery by the Purchaser, constitutes the valid and legally binding obligations of AIG, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
     (b) Provided that all consents, approvals, authorizations and other actions described in Section 3.2 have been obtained or taken, except as otherwise provided in this Section 7.9 and except as may result from any facts or circumstances relating to the identity or regulatory status of the Purchaser or its Affiliates, the execution and delivery by AIG of, and the consummation by AIG of the transactions contemplated by, the Transaction Documents to which it is a party do not and will not (a) violate or conflict with the organizational documents of AIG, (b) subject to the Governmental Approvals referred to in Section 3.2, conflict with or violate any Law or other Governmental Order applicable to AIG or by which it or any of its properties or assets is bound or subject, except, in the case of clause (b), for any such conflicts or violations that, individually or in the aggregate, would not reasonably be expected to have an AIG Material Adverse Effect.
     (c) except as may result from any facts or circumstances solely relating to the identity or regulatory status of Purchaser or its Affiliates and except as set forth on Schedule 7.9(c) hereto, do not require any Governmental Approval, to be obtained or made by AIG, except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have an AIG Material Adverse Effect.
ARTICLE VIII
DEFINITIONS
     Section 8.1 Definitions. The following terms have the respective meanings set forth below:
     “Action” means any claim, action, suit, proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.
     “Additional Purchaser Deposit” has the meaning set forth in Section 1.3(b)(i)(B)(2) hereof.
     “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit derived (or reasonably expected to be derived) by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). Such Tax benefits shall be computed assuming that the Indemnified Party (or such Affiliate) is subject to taxation at an invariant income tax rate equal to forty percent (40%), and that any such Tax benefits are fully utilized in the taxable period during which such Losses are sustained or paid.
     “Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this definition, Sellers and AIG are deemed not to be controlled by the United States Department of the Treasury, the Board of Governors of the United States Federal Reserve System, the Federal Reserve Bank of New York or the Federal Deposit Insurance Corporation.
     “Agent” means the insurance agent or broker involved in the issuance of a Policy or Annuity.
     “Agreement” means this Asset Purchase Agreement (together with the schedules and exhibits attached hereto, which are deemed a part hereof), as amended, modified, supplemented, waived or restated from time to time in accordance with its terms.
     “A.I. Credit” means has the meaning set forth in the recitals hereto.
     “A.I. Credit Consumer” has the meaning set forth in the recitals hereto.
     “AIG” has the meaning set forth in the preamble hereto.
     “AIG Disclosure Schedule” has the meaning set forth in the first paragraph of Article III hereof.

     “AIG Funding” means any amounts funded to the applicable Borrower on or after the Closing Date and prior to the Escrowed Assets Transfer Cut-Off Date by either Seller or AIG or any Affiliate of either Seller or AIG in respect of any Loan included in the Escrowed Assets.
     “AIG Material Adverse Effect” shall mean a material adverse effect on (i) the execution, delivery or performance by AIG of this Agreement or the Ancillary Agreements to which it is a party or (ii) AIG’s ability to consummate all of its obligations contemplated hereby and thereby.
     “Allocation” has the meaning set forth in Section 1.6 hereof.
     “Ancillary Agreements” has the meaning set forth in the recitals hereto.
     “Annuitant” means any Person who is entitled to receive payments from an Annuity.
     “Annuity” has the meaning set forth in Section 1.1(b) hereof.
     “Arbitrator” has the meaning set forth in Section 1.3(b)(vi)(B) hereof.
     “Archived Files” has the meaning set forth in Section 6.2(b)(iii) hereof.
     “Assignment and Assumption Agreement” has the meaning set forth in the recitals hereto.
     “Assumed Liabilities” has the meaning set forth in Section 1.2 hereof.
     “Bankruptcy Event” means any of the following events: (i) the passage of a resolution for the dissolution of AIG or the Seller; (ii) AIG or any Seller becoming the subject of (A) the entry of an order for relief by a Governmental Authority having jurisdiction in the premises judging either or both of AIG and any Seller a bankrupt or insolvent under any applicable bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, examination or other similar Law, (B) the appointment of a receiver, liquidator, rehabilitator, conservator, assignee, trustee, sequestrator or examiner (or other similar official) of either or both of AIG and any Seller or of any substantial part of the property of either of them, (C) an order to wind up or liquidate either or their affairs, or (D) an involuntary bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, examination or other similar proceeding with respect to either or both of AIG and any Seller that is unstayed or undismissed for a period of thirty (30) consecutive days; or (iii) any of (A) the commencement by either or both of AIG and any Seller of a proceeding to be adjudicated a bankrupt or insolvent; (B) the consent by either or both of AIG and any Seller to the institution of bankruptcy, insolvency or examination proceedings against it, (C) the filing or consent to the filing by either or both of AIG and any Seller of a petition or answer or consent seeking reorganization or relief under any applicable bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, examination or other similar Law, (D) the consent or application by either or both of AIG and any Seller to the appointment of a receiver, liquidator, rehabilitator, conservator, assignee, trustee, sequestrator, examiner (or other similar official) of AIG or any Seller, as applicable, or of any substantial part of AIG’s or any Seller’s property, or (E) the making by either or both of AIG and any Seller of an assignment for the benefit of creditors.

     “Baseline Date” means June 30, 2009 or, solely in respect of Loan number 90-101780, July 17, 2009.
     “Basket Amount” has the meaning set forth in Section 7.2(b)(ii) hereof.
     “Benefit Plans” has the meaning set forth in Section 3.11(a) hereof.
     “Books and Records” has the meaning set forth in Section 6.2(b)(i) hereof.
     “Borrower” means the “Borrower” or the Person holding an equivalent position, under, and as identified in, a Loan Agreement.
     “Breach Obligations” has the meaning set forth in Section 1.2(a) hereof.
     “Business Day” means a day other than a Saturday, a Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close under the Laws of the State of New York.
     “Closing” has the meaning set forth in Section 2.1 hereof.
     “Closing Date” means the date of this Agreement.
     “Closing Date Loan Principal Amount” means the principal amount of each Loan outstanding pursuant to the terms of the Loan Documents as of the Closing Date, as set forth and calculated on the Closing Date Loan Value Schedule (and in the manner set forth in Section 1.5(a) hereof).
     “Closing Date Loan Value” means, in respect of each Loan outstanding pursuant to the terms of the Loan Documents as of the Closing Date, the sum of (i) the Closing Date Loan Principal Amount of such Loan, (ii) the aggregate amount of accrued and unpaid interest on such Loans outstanding as of the Closing Date less any Pre-Closing Prepaid Interest Amounts received by the applicable Seller prior to the Closing Date and (iii) the aggregate amount of any other fees or other amounts due and payable to a Seller in respect of such Loan pursuant to the terms of the Loan Documents outstanding as of the Closing Date, each as set forth and calculated on the Closing Date Loan Value Schedule (and in the manner set forth in Section 1.5(a) hereof).
     “Closing Date Loan Value Schedule” has the meaning set forth in Section 1.5(a) hereof.
     “Closing Date Purchased Assets” means the Purchased Assets set forth on Schedule 1.1(x) hereof.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” has the meaning set forth in Section 5.2(a) hereof.
     “Consumer Information” means medical, health, financial and personal information about an Obligor or an Insured under a Policy or an Annuitant under an Annuity, as the case may be (each, a “Consumer”), including, but not limited to, a Consumer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health insurance information, health and medical information, or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document).
     “Contingency Fee Obligation Limit” has the meaning set forth in Section 1.2(d) hereof.
     “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, AIG shall be deemed not to be controlled by any Person.
     “Custodian” has the meaning set forth in the recitals hereto.
     “Data Security Breach” means the loss or misuse of Consumer Information, the inadvertent, unauthorized, and/or unlawful processing, disclosure, access, alteration, corruption, transfer, sale or rental, destruction, or use of Consumer Information, or any other act or omission that compromises the security, confidentiality, or integrity of Consumer Information.
     “Discount” means in respect of each Loan, 27.5%; provided, that the “Discount” shall be 37.5% solely with respect to Loan Numbers 20-100602, 20-101462, 90-100655, 90-100729, 90-100969, 90-101221, 90-101388, 90-101448, 90-101528, 90-101530, 91-100643, 91-100801, 91-100949, 91-101065, 91-101146, 91-101289, 91-100148 and 91-100149.
     “Document Retention Hold” means the documents and records whose preservation is mandated by a document retention notice issued in connection with any litigation, arbitration, mediation (or other form of dispute resolution), third party subpoenas, or regulatory inquiries as set forth in Schedule 8.1(t) with respect to the Purchased Assets. For the purposes of this definition, the term “documents” is defined as set forth in the applicable document retention notice.
     “Eligible Insurance Proceeds” has the meaning set forth in Section 7.8(d) hereof.
     “Enforceability Exceptions” has the meaning set forth in Section 3.1 hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Escrow Accounts” has the meaning set forth in the Escrow Agreement.
     “Escrow Agent” has the meaning set forth in the recitals hereto.
     “Escrow Agent Indemnified Party” has the meaning set forth in the Escrow Agreement.
     “Escrow Agreement” has the meaning set forth in the recitals hereto.
     “Escrow Earnings” has the meaning set forth in the Escrow Agreement.

     “Escrowed Asset Non-Legal Loan Files” has the meaning set forth in Section 1.1(x) hereof.
     “Escrowed Assets” means the Purchased Assets set forth on Schedule 1.1(y) hereof.
     “Escrowed Assets Escrow Account” has the meaning set forth in the Escrow Agreement.
     “Escrowed Asset Release Date” has the meaning set forth in Section 1.3(b)(vi)(C) hereof.
     “Escrowed Asset Transfer Cut-Off Date” has the meaning set forth in Section 1.3(b)(v) hereof.
     “Escrowed Asset Transfer Period” has the meaning set forth in Section 1.3(b)(ii) hereof.
     “Estimated Closing Date Purchased Assets Purchase Price” has the meaning set forth in Section 1.4 hereof.
     “Estimated Escrowed Assets Purchase Price” has the meaning set forth in Section 1.4 hereof.
     “Estimated Purchase Price” has the meaning set forth in Section 1.4 hereof.
     “Excluded Assets” has the meaning set forth in Section 1.3(a) hereof.
     “Excluded Liabilities” has the meaning set forth in Section 1.2 hereof.
     “Facilities Payment” means the payment in the amount of $350,000 to Purchaser as inducement for Purchaser to establish its facilities for the ownership and operation of the Purchased Assets at 101 Hudson Street, Jersey City, New Jersey, 35th floor, in order to facilitate an orderly operational and physical separation and relocation of the Purchased Assets from Sellers’ existing facilities in the same building.
     “Final Closing Date Purchase Price” has the meaning set forth in Section 1.5(c) hereof.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Approval” has the meaning set forth in Section 3.2(b) hereof.
     “Governmental Authority” means any local, state, provincial, federal or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, association or entity.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Guarantee and Pledge Agreement” means the Guarantee and Pledge Agreement, dated as of September 22, 2008 among AIG, the Guarantors party thereto and the Federal Reserve Bank of New York, as Secured Party (as amended, modified or supplemented from time to time in accordance with its terms).

     “Improvement” means an enhancement, update, modification, or other derivative work of an underlying work.
     “Indemnified Party” has the meaning set forth in Section 7.5(a) hereof.
     “Indemnifying Party” has the meaning set forth in Section 7.5(a) hereof.
     “Initial Loan Principal Amount” means the principal amount of each Loan outstanding pursuant to the terms of the Loan Documents as of the Baseline Date, as set forth and calculated on the Initial Loan Value Schedule.
     “Initial Loan Value” means, in respect of each Loan outstanding pursuant to the terms of the Loan Documents as of the Baseline Date, the sum of (i) the Initial Loan Principal Amount of such Loan, (ii) the aggregate amount of accrued and unpaid interest on such Loan outstanding as of the Baseline Date less any Pre-Closing Prepaid Interest Amounts received by the applicable Seller prior to the Baseline Date and (iii) the aggregate of any other fees or other amounts due and payable to a Seller in respect of such Loan pursuant to the terms of the Loan Documents outstanding as of the Baseline Date, each as set forth and calculated on the Initial Loan Value Schedule.
     “Initial Loan Value Schedule” has the meaning set forth in Section 1.4 hereof.
     “Initial Purchase Price” has the meaning set forth in Section 1.4 hereof.
     “Independent Accountant” has the meaning set forth in Section 1.5(b) hereof.
     “Insured” means the individual or individuals named as the insured under the terms of a Policy.
     “Insurer” means, with respect to each Policy or Annuity, as applicable, the insurance company that issued such Policy or Annuity, as the case may be.
     “Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, documented unpatented invention disclosures, and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (d) proprietary information, including trade secrets, processes and know how, and (e) applications, computer programs, technology, trade secrets, know how, confidential information, proprietary processes and formulae.
     “Knowledge” means as to any Seller, the actual knowledge, after due inquiry, as of the date of this Agreement of any Person listed on Schedule 8.1(u), subject to the subject matter limitations set forth on such schedule.

     “Knowledge of Purchaser” means, the actual knowledge, after due inquiry, as of the date of this Agreement of any Person listed on Schedule 8.1(v), subject to the subject matter limitations set forth on such schedule.
     “L3 System” means the proprietary software application used to support the life insurance premium finance business of the Sellers and process information with respect to such business.; provided, however, that the “L3 System” shall not include any third party software, including any open source software that is used with such proprietary software. For purposes of clarification, the third party software excluded pursuant to the proviso in the immediately preceding sentence includes, without limitation the software set forth on Schedule 8.1(w).
     “Law” means any law, statute, rule, regulation, ordinance or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Authority.
     “LIBOR” means the applicable London Interbank Offered Rate.
     “Lien” means any lien, security interest, pledge, mortgage, charge or other encumbrance of any kind.
     “Litigation Hold” means the scope of documents and records whose preservation is mandated by a document retention notice issued in connection with any litigation, arbitration, mediation (or other form of dispute resolution), third party subpoena, or regulatory inquiry.
     “Loan” has the meaning set forth in Section 1.1(a) hereof.
     “Loan Agreement” has the meaning set forth in Section 1.1(b)(i) hereof.
     “Loan Collateral” has the meaning set forth in Section 1.1(c) hereof.
     “Loan Documents” has the meaning set forth in Section 1.1(b) hereof.
     “Loan Files” has the meaning set forth in Section 1.1(d) hereof.
     “Loan Security Document” means any Loan Document which purports to evidence or grant a security interest in, or which purports to provide for the pledge, assignment, mortgage, delivery or transfer as security of, any property for the payment and/or performance of any obligation of an Obligor under any Loan Document.
     “Loan Servicing Agreement” has the meaning set forth in the recitals hereto.
     “Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including reasonable and documented attorneys’, accountants’, investigators’, consultants’ and other experts’ fees and costs incurred by an Indemnified Party in investigating, enforcing or defending its indemnification rights under this Agreement, but excluding (i) punitive damages other than punitive damages recovered by third parties in connection with a Third Party Claim and (ii) any damage solely attributable to diminution of value or lost profits to the extent constituting damages in excess of the difference between the value of what the

Indemnified Party received in the transactions contemplated by this Agreement and the value of what the Indemnified Party should have received in the transactions contemplated by the Agreement if there had been no breach of the representation and warranty or covenant by the Indemnifying Party for which breach the Indemnified Party is seeking indemnification.
     “Material Adverse Effect” means an effect that is materially adverse to (i) the Purchased Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (A) changes after the date of this Agreement in general United States or global business, political, economic or market (including, without limitation, capital or financial markets) conditions (including changes generally in prevailing interest rates, credit availability or liquidity, currency exchange rates or price levels or trading volumes in the United States or foreign securities or credit markets), any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (B) changes or proposed changes after the date hereof in GAAP or regulatory accounting requirements, or authoritative interpretations thereof, (C) changes or proposed changes after the date hereof in Laws of general applicability or related policies or interpretations of Governmental Authorities (in the case of each of these clauses (A), (B) and (C), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a materially disproportionate adverse effect on the Purchased Assets relative to comparable loans made by other United States banking or financial services organizations), (D) the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Documents, (E) the identity of, or the effects of any facts or circumstances relating to, the Purchaser, (F) actions permitted to be taken or omitted pursuant to this Agreement or taken with the Purchaser’s consent or not taken because the Purchaser declined to give its consent, (G) any change or development in the credit, financial strength or other ratings of, or the value of any of the investment assets of, the Sellers or any of their Affiliates, (H) any failure by the Sellers to achieve any earnings or other financial projections or forecasts (unless the facts and circumstances giving rise to such failure are not otherwise excluded from the definition of “Material Adverse Effect”); or (ii) the ability of each Seller to perform and comply with its obligations under this Agreement (including each Seller’s obligations to perform as directed or as caused to be performed by AIG hereunder) and the Transaction Documents to which each Seller is a party and to consummate the transactions contemplated by the Transaction Documents on a timely basis.
     “Maximum Amount” has the meaning set forth in Section 6.4(a) hereof.
     “Maximum Indemnification Obligation” has the meaning set forth in Section 7.2(b)(iii) hereof.
     “Notice of Disagreement” has the meaning set forth in Section 1.5(b) hereof.
     “Notice of Insurance” has the meaning set forth in Section 7.8(d) hereof.
     “Obligor” means (i) each Borrower, (ii) any Person which has guaranteed pursuant to a Loan Document any payment or other obligation of a Borrower under a Loan Document and

(iii) any other Person with a payment or other obligation to a Seller under a Loan Document, including any Person which has granted a collateral security interest in favor of a Seller.
     “Operational Files” has the meaning set forth in Section 6.2(b)(iii) hereof.
     “OFAC” has the meaning set forth in Section 1.3(b)(vii)(A) hereof.
     “Ordinary Course of Business” means (i) with respect to an action taken or omitted to be taken during the period on or prior to March 31, 2008 (such period, the “Specified Prior Period”), an action taken or omitted to be taken consistent with such Seller’s custom and practices as in effect at the time such action or omission to act was taken, (ii) with respect to an action taken or omitted to be taken during the period commencing on April 1, 2008 through but not including September 1, 2008 (such period, the “Specified Subsequent Period”), an action taken or omitted to be taken which is consistent with such Seller’s custom and practices as in effect during either the Specified Prior Period or the Specified Subsequent Period and (iii) with respect to an action taken or omitted to be taken during the period on an after September 1, 2008, an action taken or omitted to be taken which is consistent with such Seller’s custom and practices as in effect since September 1, 2008, and, in each case, where for such action to be taken or omitted to be taken, no separate authorization of a Seller’s board of directors is required; provided, however, that any material loss incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against a Seller shall not be deemed to be incurred in the Ordinary Course of Business.
     “Organizational Documents” means collectively the certificate or articles of incorporation, bylaws or other constituent documents of a Seller or Purchaser, as applicable.
     “Origination and Servicing Laws” has the meaning set forth in Section 3.7(a) hereof.
     “Parent Names and Marks” has the meaning set forth in Section 5.1(a) hereof.
     “Permitted Liens” means the following: (i) the Liens set forth on Schedule 8.1(x) hereto; (ii) the Liens granted pursuant to the Escrow Agreement; (iii) any Lien created pursuant to and in material compliance with a Loan Document; (iv) any “Permitted Lien”, “Permitted Encumbrance” or similar term under, and as defined in, any Loan Document; (v) Liens for Taxes (a) that are not yet due and payable or (b) that are being contested in good faith; (vi) statutory Liens of landlords and workers’, mechanics’, suppliers’, carriers’, warehousemen’s and other similar Liens; (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (viii) Liens incurred in the ordinary course of business securing obligations or liabilities that are not individually or in the aggregate material to the Loans; (ix) Liens created by (1) the Guarantee and Pledge Agreement, (2) the Credit Agreement, dated as of September 22, 2008, between AIG and the Federal Reserve Bank of New York (as amended, modified or supplemented from time to time in accordance with its terms) or (3) any other contract with, or entered into at the direction of, the Federal Reserve Bank of New York or the U.S. Department of the Treasury, each of which such Liens described in clauses (ix)(1) through (3) automatically discharge at Closing; and (x) Liens resulting from any facts or circumstances relating to the Purchaser or its Affiliates.

     “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
     “Policies” has the meaning set forth in Section 1.1(b)(i) hereof.
     “Post-Closing Covenants” has the meaning set forth in Section 7.1 hereof.
     “Post-Closing Prepaid Interest Amount” has the meaning set forth Section 2.2(c) hereof.
     “Pre-Closing Prepaid Interest Amount” means, with respect to any Loan, any amount prepaid by the applicable Borrower to the applicable Seller in respect of interest not accrued and not due and payable prior to the Baseline Date in respect of the calculation of the Initial Loan Value or prior to the Closing Date in respect of the calculation of the Closing Date Loan Value, as the case may be.
     “Purchased Assets” has the meaning set forth in Section 1.1 hereof.
     “Purchase Price” has the meaning set forth in Section 1.4 hereof.
     “Purchase Price Escrow Account” has the meaning set forth in the Escrow Agreement.
     “Purchase Price Increase” has the meaning set forth in Section 1.5(c) hereof.
     “Purchase Price Percentage” means in respect of each Loan, one hundred percent (100%) minus the Discount.
     “Purchase Price Reduction” has the meaning set forth in Section 1.5(c) hereof.
     “Purchaser” has the meaning set forth in the preamble to this Agreement.
     “Purchaser Benefit Plans” has the meaning set forth in Section 6.7(e)(i).
     “Purchaser Disclosure Schedule” has the meaning set forth in Article IV hereof.
     “Purchaser Funding” means any amounts funded to the applicable Borrower on or after the Closing Date and prior to the Escrowed Assets Transfer Cut-Off Date by the Purchaser or any Affiliate of the Purchaser in respect of any Loan included in the Escrowed Assets.
     “Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a) hereof.
     “Purchaser Material Adverse Effect” shall mean a material impairment or delay of the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. For the avoidance of doubt and without limiting the foregoing, “Purchaser Material Adverse Effect” includes a material impairment of the ability of the Purchaser to obtain any Governmental Approval required in connection with the consummation of the transactions contemplated by the Transaction Documents, notwithstanding the compliance by the Purchaser with the terms of this Agreement (including Section 6.3 hereof).

     “Purchaser Permits” has the meaning set forth in Section 4.3(a) hereof.
     “Purchaser’s 401(k) Plan” means the Wintrust Financial Corporation Retirement Savings Plan.
     “Purchaser’s Specified Representations” means, collectively, Purchaser’s representations and warranties set forth in Sections 4.1 (Organization and Authority), 4.3 (Governmental Licenses and Permits), 4.5 (Broker’s and Advisor’s Fees), 4.6 (Securities Matters), 4.9 (Investigation) and 4.10 (Disclaimer) hereof.
     “reasonable efforts” means, when used with respect to any party, the commercially reasonable and good faith efforts of a party without the requirement that such party incur any unreasonable out of pocket expenses or other unreasonable burden, or commence or pursue litigation in any action, suit or proceeding, whether administrative, civil, criminal or otherwise.
     “Reassumed Asset” has the meaning set forth in Section 1.3(b)(vii)(A) hereof.
     “Reassumed Loan” has the meaning set forth in Section 1.3(b)(vii)(C)(1) hereof.
     “Reassumed Loan Price” means an amount equal to, in the aggregate, the Reassumption Date Loan Value of each Reassumed Loan multiplied by the applicable Purchase Price Percentage in respect of such Reassumed Loan.
     “Reassumption Date” has the meaning set forth in Section 1.3(b)(vii)(A) hereof.
     “Reassumption Date Loan Principal Amount” means the principal amount of each Loan outstanding pursuant to the terms of the Loan Documents and included in the Escrowed Assets as of the Reassumption Date, as set forth and calculated on the Reassumption Date Loan Value Schedule.
     “Reassumption Date Loan Value” means, in respect of each Loan outstanding pursuant to the terms of the Loan Documents and included in the Escrowed Assets as of the Reassumption Date, the sum of (i) the Reassumption Date Loan Principal Amount of such Loan, (ii) the aggregate amount of accrued and unpaid interest on such Loans outstanding and included in the Escrowed Assets as of the Reassumption Date less (a) any Post-Closing Prepaid Interest Amounts remitted by the applicable Seller to the Escrow Agent and deposited into the Escrowed Assets Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement on or prior to the Escrowed Assets Transfer Cut-Off Date and (b) an amount equal to any AIG Funding outstanding as of the Reassumption Date or Purchaser Funding outstanding as of the Reassumption Date and (iii) the aggregate amount of any other fees or other amounts due and payable to a Seller in respect of such Loan pursuant to the terms of the Loan Documents outstanding and included in the Escrowed Assets as of the Reassumption Date, each as set forth and calculated on the Reassumption Date Loan Value Schedule and calculated in the same manner as the Closing Date Loan Value, using accounting procedures and practices consistent with those used to calculate the Closing Date Loan Value, including the same Purchase Price Percentage in respect of each Loan.

     “Reassumption Date Loan Value Schedule” has the meaning set forth in Section 1.3(b)(vii)(B) hereof.
     “Reassumption Price” has the meaning set forth in Section 1.3(b)(vii)(C)(1) hereof.
     “Reassumption Price Notice of Disagreement” has the meaning set forth in Section 1.3(b)(vii)(D) hereof.
     “Reassumption Transfer Date” has the meaning set forth in Section 1.3(b)(vii)(C) hereof.
     “Related Parties” with respect to any specific Person, means (i) any Affiliate of such Person, or any director, officer, general partner or managing member of such Affiliate or Person in a similar capacity of such Affiliate, (ii) any other Person who holds, directly or through an Affiliate, any of the outstanding equity or ownership interests of such specified Person or (iii) any immediate family member (i.e., any spouse, parent, child or sibling, including adoptive relationships and relationships through marriage or civil union) of a Person described in clause (i) or (ii); provided, however, that for the purposes of this definition, Sellers and AIG are deemed not to be “Related Parties” of the United States Department of the Treasury, the Board of Governors of the United States Federal Reserve System, the Federal Reserve Bank of New York or the Federal Deposit Insurance Corporation.
     “Released Escrowed Assets” has the meaning set forth in Section 1.1(y) hereof.
     “Released Escrowed Assets Certification” has the meaning set forth in Section 1.3(b)(vi)(C) hereof.
     “Released Escrowed Assets Certification Notice of Disagreement” has the meaning set forth in Section 1.3(b)(vi)(C) hereof.
     “Representative” of a Person means the directors, officers, employees, advisors, agents, attorneys, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.
     “Required Consents” has the meaning set forth in Section 1.3(b)(ii) hereof.
     “Required Consents Certification” has the meaning set forth in Section 1.3(b)(vi)(A) hereof.
     “Required Consents Notice of Disagreement” has the meaning set forth in Section 1.3(b)(vi)(A) hereof.
     “Restrictive Covenant Agreement” has the meaning set forth in the recitals hereto.
     “Retention Bonus Agreements” has the meaning set forth in Section 6.7(c) hereof.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Seller Indemnified Party” has the meaning set forth in Section 7.3(a) hereof.

     “Sellers” has the meaning set forth in the recitals hereto.
     “Sellers’ Specified Representations” means, collectively, the representations and warranties of Sellers set forth in Sections 3.1 (Organization and Authority of Sellers), 3.2 (No Violation; Consents) excluding, however, 3.2(c)(i), 3.4 (Title to Purchased Assets), 3.6(c) (as to copies of certain Loan Documents), 3.14 (Broker’s and Advisor’s Fees) and 3.16 (Disclaimer) hereof.
     “Specified A.I. Credit Employees” has the meaning set forth in Section 3.8 hereof.
     “Taxes” means, collectively, (i) any net or gross income, minimum, alternative minimum, sales, goods and services, value added, ad valorem, use, excise, franchise, real or personal property, transfer, conveyance, environmental, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or other tax, assessment, duty, fee, levy or charge of any nature whatever, whether disputed or not, imposed by any Governmental Authority, (ii) any interest, penalties (civil or criminal), additions to tax or additional amounts related either to amounts described in clause (i) or to the nonpayment thereof and (iii) any obligation under any agreement or other arrangement with respect to any item described in clause (i) or (ii) above.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
     “Third Party Claim” has the meaning set forth in Section 7.5(a) hereof.
     “Threshold Amount” has the meaning set forth in Section 7.2(b) hereof.
     “Transaction Documents” means, collectively, (i) this Agreement, (ii) the Ancillary Agreements and (iii) the Assignment and Assumption Agreement.
     “Transferred Employees” has the meaning set forth in Section 6.7(a).
     “Transferred Intellectual Property” means the Transferred Life Business Intellectual Property and the Transferred System Intellectual Property.
     “Transferred Life Business Intellectual Property” means the Intellectual Property assets set forth on Schedule 8.1(y) hereto.
     “Transferred System Intellectual Property” means the copy of the source code for the L3 System delivered to the Purchaser, as adapted for Purchaser in accordance with the Purchaser’s written instructions as set forth on Schedule 8.1(z) hereto.
     “Transition Services Agreement” has the meaning set forth in the recitals hereto.
     “UCC” means the Uniform Commercial Code in the applicable jurisdiction.

     “Valuation Adjustment Amount” means an amount mutually agreed in good faith by the parties and not otherwise reflected in the calculation of the Reassumption Date Loan Value of any Reassumed Loan to give effect to any amendment to or waiver of any Loan Document relating to such Reassumed Loan following the Closing which decreases the value of such Reassumed Loan, determined in accordance with the same principles used to determine the Closing Date Loan Value of such Reassumed Loan. For the avoidance of doubt, any amendment or waiver made in connection with any renewal funding made by Purchaser of any Reassumed Loan on materially the same terms (including compliance with underwriting standards and ordinary course collateralization standards) as of the latter of the date of (x) the original origination of such Reassumed Loan or (y) the most recent renewal of such Reassumed Loan prior to the Closing Date by the applicable Seller, shall not be deemed to decrease the value of such Reassumed Loan for purposes of determining any applicable Valuation Adjustment Amount in respect of such Reassumed Loan.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Expenses. Except as set forth in Section 6.4 or as may be otherwise specified in the Transaction Documents, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents shall be paid by the Person incurring such costs and expenses.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications under the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
     (a) If to AIG, to:
American International Group, Inc.
70 Pine Street
New York, New York 10270
Attention: General Counsel
Facsimile: (212) 425-2175

With a copy to:
American International Group, Inc.
70 Pine Street — Floor 24
New York, NY 10270
Attention: Financial Services Division
                 General Counsel
Facsimile: (866) 587-2665
With a further copy to A.I. Credit Corp. at the address below.
     (b) If to any Seller, to:
A.I. Credit Corp.
101 Hudson Street, Floor 33
Jersey City, New Jersey 07302
Attention: General Counsel
Facsimile: (201) 631-5515
In each case with a copy to AIG at the address above.
In the case of each of (a) and (b), with a copy to:
Sidley Austin llp
787 Seventh Avenue
New York, New York 10019
Attention: Jonathan L. Freedman, Esq.
Facsimile: (212) 839-5599
     (c) If to Purchaser, to:
FIRST Insurance Funding Corp.
450 Skokie Blvd.
Suite 1000
Northbrook, IL 60062
Attention: Frank J. Burke, President
Facsimile: (847) 509-7145
and to:
Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, IL 60045
Attention: David A. Dykstra, Senior Executive Vice President
Facsimile: (847) 615-4091

With a copy to:
Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, IL 60606
Attention: Matthew Galo, Esq.
Facsimile: (312) 258-5600
     Section 9.3 Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be determined in good faith upon the advice of counsel to be required by applicable Law, applicable securities exchange rules or by the United States Department of the Treasury, the Board of Governors of the United States Federal Reserve System, the Federal Reserve Bank of New York, the Federal Reserve Bank of Chicago or the Federal Deposit Insurance Corporation, in which case the party seeking to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.
     Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     Section 9.5 Entire Agreement. Except as otherwise expressly provided in the Transaction Documents, the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Documents and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Sellers and/or their respective Affiliates, on the one hand, and the Purchaser and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Documents.
     Section 9.6 Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the parties hereto; provided, however, that no such assignment shall release Purchaser from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.6 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, the parties hereto hereby acknowledge and agree that upon any Seller no longer constituting an Affiliate of AIG, such Seller shall be deemed to have assigned such Seller’s rights and obligations hereunder to AIG, and AIG shall be deemed to have assumed such Seller’s rights and obligations, and thereafter (i) AIG shall be entitled to the benefits of Purchaser’s covenants, agreements and obligations hereunder with respect to such Seller, and (ii) Purchaser shall be entitled to the benefits of such Seller’s covenants, agreements and obligations hereunder as assumed by AIG, in each case, without any further action by Purchaser, AIG or such Seller or the execution of any further instrument.
     Section 9.7 Third-Party Beneficiaries. Except as provided in Article VII with respect to Seller Indemnified Parties and Purchaser Indemnified Parties and in the following proviso, this Agreement is for the sole benefit of the parties to this Agreement and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the parties hereto hereby acknowledge and agree that AIG (i) shall be an express third party beneficiary of each Seller’s respective legal and equitable rights, benefits and remedies hereunder or by reason of this Agreement and (ii) shall be permitted, without any further action by any Seller, AIG or Purchaser or the execution of any further instrument, to enforce such rights and benefits and exercise such remedies in such Seller’s name and on its behalf.
     Section 9.8 Amendment; Waiver. No provision of this Agreement or any other Transaction Documents may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement. No provision of this Agreement or any other Transaction Document may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 9.9 AIG Disclosure Schedule. For all purposes of this Agreement, (i) the AIG Disclosure Schedule and any matter disclosed in the AIG Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, or be construed as constituting, any representations or warranties of AIG or any of its Affiliates (including the Sellers), except and to the extent provided in this Agreement, (ii) the inclusion of information in the AIG Disclosure Schedule shall not be deemed to constitute (a) an admission or otherwise imply that such information (1) is material to the condition (financial or otherwise) or results of operations of any of the Sellers (whether or not covered by insurance), taken as a whole, (2) is material to the ability of AIG or any of its Affiliates (including the Sellers) to perform any obligations under this Agreement, (3) is material to consummate the transactions contemplated by this Agreement or (4) would have a Material Adverse Effect, or (b) an admission of any obligation or liability to any Person who is not a party to this Agreement, (iii) matters reflected in the AIG Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected, (iv) headings inserted on the AIG Disclosure Schedule are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the sections or subsections as set forth in this

     Agreement to which the AIG Disclosure Schedule relates, (v) the AIG Disclosure Schedule contains confidential and proprietary information of AIG and its Affiliates (including the Sellers) that is being provided to the Purchaser subject to the Purchaser’s obligations and the limitations set forth in the Confidentiality Agreement (except to the extent superseded by Section 5.2 of this Agreement), and AIG and its Affiliates (including the Sellers) expressly do not waive any attorney-client privilege associated with any matter disclosed in the AIG Disclosure Schedule or any protection afforded by the work-product doctrine with respect to any matter disclosed in the AIG Disclosure Schedule and (vi) any matter set forth on any schedule shall be deemed to be included on all other schedules (a) which are expressly cross referenced in such other schedules or (b) where such inclusion is reasonably apparent on the face of such disclosure.
     Section 9.10 Governing Law; Submission To Jurisdiction; Waiver of Jury Trial.
     (a) This Agreement, all Ancillary Agreements, all transactions contemplated by this Agreement or any Ancillary Agreement, and all claims and defenses arising out of or relating to any such transaction or agreement or the formation, breach, termination or validity of any such agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect any conflict or choice of Law principles of such state that would apply the Laws of another jurisdiction.
     (b) Each of AIG and the Purchaser irrevocably and unconditionally:
     (i) submits for itself and its property to the exclusive jurisdiction of the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware, in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement; and agrees that all claims in respect of any such Action shall be heard and determined solely in such court;
     (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same;
     (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;
     (iv) irrevocably waives any right to remove any such Action from the Delaware Court of Chancery to any federal court;
     (v) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.2; and

     (vi) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. EACH OF AIG AND THE PURCHASER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF AIG AND THE PURCHASER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF AIG AND THE PURCHASER MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH OF AIG AND THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.10. EITHER OF AIG OR THE PURCHASER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     Section 9.11 Rules of Construction. Interpretation of this Agreement and the other Transaction Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in the Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Documents; (h) the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; and (j) references to any statute, listing rule, rule, standard, regulation or other Law (i) includes a reference to the corresponding rules and regulations and (ii) includes a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.

     Section 9.12 Specific Performance. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
     Section 9.13 Counterparts. This Agreement and each of the other Transaction Documents may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Documents by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ P. Nicholas Kourides
	Name:	P. Nicholas Kourides
	Title:	Attorney-in-Fact

FIRST INSURANCE FUNDING CORP.
By:	/s/ David A. Dykstra
	Name:	David A. Dykstra
	Title:	Senior Executive Vice President

[Signature Page — Asset Purchase Agreement]